UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Qumu Corporation
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Qumu Corporation

7725 Washington Avenue South
Edina, Minnesota 55439
(952) 683-7900
____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 12, 2015
____________________

TO THE SHAREHOLDERS OF
QUMU CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Qumu Corporation, a Minnesota corporation, will be held on Tuesday, May 12, 2015, at 2:00 p.m. (Minneapolis, Minnesota time), at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, for the following purposes:

1.	To elect six (6) directors to serve until the next Annual Meeting of the Shareholders or until their respective successors have been elected and qualified;
2.	Advisory vote to approve named executive officer compensation; and
3.	To ratify and approve the appointment of KPMG LLP as the independent registered public accounting firm for Qumu Corporation for the year ending December 31, 2015.

Only holders of record of Qumu Corporation’s common stock at the close of business on April 1, 2015 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

You are invited to attend the Annual Meeting in person. Whether or not you plan to attend in person, please vote by proxy over the Internet, by telephone or by mailing the enclosed proxy card as soon as possible.

By Order of the Board of Directors,

Sherman L. Black
Chief Executive Officer

April 10, 2015

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES IN ONE OF THE WAYS DESCRIBED IN THE PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2015 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 12, 2015

We are making our proxy materials available electronically via the Internet. You may access the following proxy materials at www.qumu.com by following the link for “Investors” and then “Annual Meeting Materials”:

—	Notice of 2015 Annual Meeting of Shareholders to be held on Tuesday, May 12, 2015;
—	Proxy Statement for 2015 Annual Meeting of Shareholders to be held on Tuesday, May 12, 2015; and
—	Annual Report on Form 10-K for the year ended December 31, 2014.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

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Qumu Corporation

7725 Washington Avenue South
Edina, Minnesota 55439
(952) 683-7900
____________________

proxy statement

____________________

Solicitation of Proxies

The accompanying Proxy is solicited on behalf of the Board of Directors of Qumu Corporation (“we” or “Qumu”) for use at the Annual Meeting of Shareholders to be held on May 12, 2015, at 2:00 p.m. (Minneapolis, Minnesota time) at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, and at any postponements or adjournments thereof (the “Annual Meeting”). The mailing of this proxy statement to our shareholders commenced on or about April 10, 2015.

Cost and Method of Solicitation

This solicitation of proxies to be voted at the Annual Meeting is being made by our Board of Directors. The cost of this solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person. We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

The total number of shares outstanding and entitled to vote at the Annual Meeting as of April 1, 2015 consisted of 9,138,125 shares of common stock, $0.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on April 1, 2015 will be entitled to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or internet) in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Differences Between Shareholder of Record and Beneficial Owners

You are a shareholder of record if at the close of business on the record date your shares were registered directly in your name with Wells Fargo Shareowner Services, our transfer agent.

You are a beneficial owner if at the close of business on the record date your shares were held by a bank, brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to only one of the proposals being presented to shareholders at the Annual Meeting.

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Record holders should review the additional information below under “Casting Your Vote as a Record Holder.”

Street name holders should review the additional information below under “Casting Your Vote as a Street Name Holder.”

Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present, in person or by proxy, before action may be taken at the Annual Meeting.

Proposal 1 relates to the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected. You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director.

The affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote is required for approval of:

•	Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation, and
•	Proposal 3: Ratification of Independent Registered Pubic Accounting Firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals 2 and 3.

Abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but are not counted for the purposes of determining whether shareholders have approved that matter. Therefore, if you abstain from voting on Proposals 2 or 3, it has the same effect as a vote against that proposal. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 2 and 3).

Pursuant to an agreement dated March 18, 2015 (the “Dolphin Agreement”) between us and Dolphin Limited Partnership III, L.P., Dolphin Associates III, LLC, and Dolphin Holdings Corp. III (collectively, “Dolphin”), Dolphin will vote all of the shares of our common stock that it beneficially owns in favor of the election of each nominee named in Proposal 1 and in accordance with the recommendations of our Board of Directors with respect to all other proposals presented to shareholders at the Annual Meeting. See “Corporate Governance – Agreement with Dolphin” below for a summary of the Dolphin Agreement.

So far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.

Casting Your Vote as a Record Holder

If you are the shareholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting. If you are a record holder and you vote your shares, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy without voting instructions, your shares will be voted “FOR” each director nominee identified in Proposal 1 and “FOR” each of Proposals 2 and 3.

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Casting Your Vote as a Street Name Holder

If you are a street name holder and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Your broker is entitled to vote in its discretion on Proposal 3, the ratification of KPMG LLP as our independent registered public accounting firm for 2015.

If you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a “broker non-vote.” Brokers and nominees do not have discretionary authority to vote on:

•	Proposal 1: Election of Directors, or
•	Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation.

As a result, if you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, no votes will be cast on your behalf on Proposals 1 or 2. Because of these broker voting rules, all street name holders are urged to provide instructions to their brokers or nominees on how to vote their shares at the Annual Meeting.

Make your vote count! Instruct your broker how to cast your vote!

If you hold your shares in street name, your broker will continue to have discretion to vote any uninstructed shares on Proposal 3: Ratification of Independent Registered Public Accounting Firm.

Revoking a Proxy

You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Secretary of Qumu Corporation;
•	Submitting a properly signed proxy card with a later date;
•	If you voted by telephone or through the Internet, by voting again either by telephone or through the Internet prior to the close of the voting facility; or
•	Voting in person at the Annual Meeting.

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Our principal offices are located at 7725 Washington Avenue South, Edina, Minnesota 55439, and our telephone number is (952) 683-7900.

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Annual Meeting and Special Meetings; Bylaw Amendments

This 2015 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our Board of Directors in accordance with our bylaws. Under our bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by our President, Treasurer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The business transacted at a special meeting is limited to the purposes as stated in the notice of the meeting. For business to be properly brought before a regular meeting of shareholders, a written notice containing the required information must be timely submitted. For more information, please review our bylaws and the section of this proxy statement entitled “Shareholder Proposals for 2016 Annual Meeting.”

Our bylaws may be amended or altered by a vote of the majority of the whole Board at any meeting. The authority of the Board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt or amend, repeal bylaws adopted, amended, or repealed by the Board. Additionally, the Board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the Board may adopt or amend any bylaw to increase their number.

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OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth certain information as of April 1, 2015 with respect to our common stock beneficially owned by (i) each director and each nominee for director, (ii) each person known to us to beneficially own more than five percent of our common stock, (iii) each executive officer named in the Summary Compensation Table (the “named executive officers”), and (iv) all current executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding

Ariel Investments, LLC (2) 200 E. Randolph Dr., Suite 2900 Chicago, IL 60601	640,576	7.0%

Dolphin Limited Partnership III, L.P. (3) c/o 96 Cummings Point Road Stamford, CT 06902	560,500	6.1%

Renaissance Technologies LLC (4) 800 Third Avenue New York, NY 10022	558,400	6.1%

Invicta Capital Management, LLC (5) 60 East 42nd Street New York, NY 10165	451,340	4.9%

Thomson Horstmann & Bryant, Inc. (6) 501 Merritt 7 Norwalk, CT 06851	361,825	3.9%

Sherman L. Black (7)(8)(9)(10)	391,950	4.2%

Robert F. Olson (7)(8)	18,500	*

Lawrence M. Benveniste (7)	85,806	*

Daniel R. Fishback (7)(8)	12,500	*

Thomas F. Madison (7)(8)	83,500	*

Kimberly K. Nelson (7)(8)	18,500	*

Justin A. Orlando (7)(8)	10,000	*

Steven M. Quist (7)(11)	58,587	*

James L. Reissner (7)	119,729	1.3%

James R. Stewart (9)	124,646	*

Vern Hanzlik (9)	117,900	1.3%

All current executive officers and directors as a group (11 persons)	1,041,618	10.6%

* Less than one percent

(1)	Includes the following number of shares that could be acquired within 60 days of April 1, 2015 upon the exercise of stock options: Mr. Black, 291,250 shares; Mr. Olson, no shares; Mr. Benveniste, 49,500 shares; Mr. Fishback, no shares; Mr. Madison, 49,500 shares; Ms. Nelson, no shares; Mr. Orlando, no shares; Mr. Quist, 49,500 shares; Mr. Reissner, 49,500 shares; Mr. Stewart, 80,000 shares; Mr. Hanzlik, 75,000 shares; and all current directors and executive officers as a group, 644,250 shares.

Also includes the following number of shares that could be acquired within 60 days of April 1, 2015 upon settlement of restricted stock units previously granted to non-employee directors: Mr. Olson, 5,000 shares; Mr. Benveniste, 5,000 shares; Mr. Fishback, 5,000 shares; Mr. Madison, 5,000 shares; Ms. Nelson, 5,000 shares; Mr. Orlando, 5,000 shares; Mr. Quist, no shares; Mr. Reissner, 5,000 shares; and all non-employee directors as a group, 35,000 shares.

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(2)	Based on a Amendment No. 2 to Schedule 13G filed on February 13, 2015 in which the reporting person reports sole voting power over 640,576 shares and sole dispositive power over 1,013,186 shares as of December 31, 2014.
(3)	Based on an Amendment No. 2 to Schedule 13D filed on March 20, 2015 by Dolphin Limited Partnership III, L.P. (“Dolphin III”), Dolphin Associates III, LLC, Dolphin Holdings Corp. III (“Dolphin Holdings III”), and Donald T. Netter in which the reporting persons report that Dolphin III holds the shares indicated above. Dolphin III is controlled by Dolphin Associates III, LLC, which is in turn controlled by Dolphin Holdings III. Mr. Netter serves as Senior Managing Director of Dolphin Holdings III. In the Schedule 13D, each reporting person specifically disclaims beneficial ownership of the shares reported therein that he or it does not directly own, except to the extent of his or its pecuniary interest therein. See “Corporate Governance – Agreement with Dolphin” below for a summary of our agreement dated March 18, 2015 with Dolphin III, Dolphin Associates III, LLC and Dolphin Holdings III.
(4)	Based on an Amendment No. 1 to Schedule 13G filed on February 12, 2015 in which Renaissance Technologies LLC reports sole voting power over 558,400 shares, sole dispositive power over 570,175 shares and shared dispositive power over 1,184 shares as of December 31, 2014. Renaissance Technologies Holdings Corporation is the majority owner of Renaissance Technologies LLC.
(5)	Based on an Amendment No. 2 to Schedule 13G filed on February 17, 2015 in which Invicta Capital Management, LLC and Gregory A. Weaver, the controlling member of Invicta Capital Management, LLC, report shared voting and dispositive power over 451,340 shares as of December 31, 2014.
(6)	Based on an Amendment No. 1 to Schedule 13G filed on January 22, 2015 in which the reporting person reports shared voting power over 361,825 shares and sole dispositive power over 700,671 shares.
(7)	Currently serves as our director.
(8)	Nominee for election as a director.
(9)	Named executive officer.
(10)	Includes 84,150 shares held by the Cara L. Black Revocable Trust, of which Mr. Black’s spouse is the beneficiary and Mr. Black and his spouse are trustees.
(11)	Includes 9,087 shares held by the Steven M. Quist and Nancy L. Quist Revocable Living Trust, of which Mr. Quist and his spouse are trustees.
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PROPOSAL 1:
ELECTION OF DIRECTORS

Six directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and shall qualify. Pursuant to our bylaws, we have set the number of directors at six. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board of Directors has nominated for election the six persons named below. In March 2015, Messrs. Lawrence Benveniste, Steven Quist and James L. Reissner determined to retire from our Board and not to stand for re-election at the Annual Meeting. Each nominee is currently a director of Qumu and all nominees were elected by the shareholders at our 2014 Annual Meeting of Shareholders.

The Dolphin Agreement provides that Dolphin will vote all of the shares of our common stock that it beneficially owns in favor of the election of each nominee named below and in accordance with the recommendations of our Board of Directors with respect to all other proposals presented to shareholders at the Annual Meeting.  See “Corporate Governance – Agreement with Dolphin” below for a summary of the Dolphin Agreement.

Voting of Proxies

Unless otherwise directed, the persons named in the accompanying proxy card will vote the proxies held by them in favor of the nominees named below as directors. Should any nominee for director become unable to serve as a director for any reason, the proxies have indicated they will vote for such other nominee as the Board of Directors may propose. The Board of Directors has no reason to believe that any candidate will be unable to serve if elected and each has consented to being named a nominee.

We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee. There is no family relationship between any of the nominees, our directors or our executive officers.

Information Regarding Nominees

The process undertaken by the Governance Committee in recommending qualified director candidates is described below under “Corporate Governance – Director Nominations” on page 12 of this Proxy Statement. In recommending the following nominees, the Governance Committee found that all of our directors contribute to the Board’s effectiveness through their wealth of business experience, high quality backgrounds including demonstrated personal and professional ethics and integrity, commitment to Qumu and the work of the Board, and diversity of talent and experience. Set forth below are the biographies of each director nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director of Qumu at this time:

Sherman L. Black, age 50, was appointed as our Chief Executive Officer and a director effective January 1, 2010. Mr. Black first joined Qumu as our President and Chief Operating Officer effective April 1, 2009. Prior to joining Qumu, Mr. Black served in a variety of executive positions with Seagate Technology (Nasdaq: STX) over the prior twenty years. Seagate is a world leader in the design, manufacturing and marketing of hard disk drives and storage devices. From September 2008 until joining Qumu, Mr. Black served as Seagate’s Senior Vice President, Marketing and Strategy, of the Core Products Business Group. From November 2005 to August 2008, he served as General Manager and Senior Vice President of the Enterprise Storage business unit at Seagate and prior to that, Mr. Black served as Seagate’s Vice President of Global OEM Sales, Vice President of Business Development, and Vice President of Enterprise Product Line Management. Mr. Black earned a bachelor’s degree in electrical engineering from the University of Arkansas and a master’s degree in business administration from the University of Oklahoma. Mr. Black was a director of Compellent Technologies, Inc. (NYSE: CML) from July 30, 2009 until its acquisition by Dell International L.L.C. on February 22, 2011.

Mr. Black brings to the Board an in depth understanding of the data storage, digital publishing and enterprise video software industry. He has demonstrated executive leadership abilities, as well as a strong background in creating, communicating, executing and sustaining strategic initiatives. Additionally, Mr. Black’s role as our Chief Executive Officer gives him unique insights into our challenges, opportunities and operations.

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Robert F. Olson, age 58, has been a director of Qumu since January 7, 2012. Since February 2010, Mr. Olson has owned and operated a winery in California. From December 2008 until its sale in July 2012, Mr. Olson was the Chairman and primary investor in Swift Knowledge, LLC, a business analytics software company focused on the banking and finance markets. In 1991, Mr. Olson founded Stellent, Inc., an enterprise content management software company that was publicly-traded until it was sold to Oracle Corporation in 2006. Mr. Olson served as Stellent’s Chief Executive Officer from October 2000 to July 2001 and as its President and Chief Executive Officer from 1990 to October 2000 and from April 2003 until it was sold.

Mr. Olson’s previous work experience, particularly as the Chief Executive Officer of Stellent, Inc., contributes to the Board’s understanding of the development and management of growing technology companies, particularly as we continue to expand into growing areas of technology. Mr. Olson is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Daniel R. Fishback, age 53, was appointed as a director of Qumu on December 11, 2013. From 2001 to 2013, Mr. Fishback was the President and Chief Executive Officer of DemandTec, Inc., a provider of a cloud-based collaborative optimization network for retailers and consumer products companies. DemandTec was acquired in 2012 by International Business Machines Corporation (NYSE: IBM). From January 2000 to March 2001, Mr. Fishback served as Vice President of Channels for Ariba, Inc., a provider of solutions to help companies manage their corporate spending. Mr. Fishback currently serves on the board of directors for private companies Quantum Retail Technology, Saama Technology and Moogsoft, Inc., as well as the non-profit foundation DemandHope. Mr. Fishback previously served on the board of directors of SPS Commerce, Inc. (Nasdaq: SPSC), a software company providing cloud-based on-demand supply chain management solutions, from March 2011 to May 2012.

Mr. Fishback brings to the Board strong leadership skills developed as an executive of several companies in the software industry and in-depth knowledge of the software industry. Mr. Fishback is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Thomas F. Madison, age 79, was appointed as a director of Qumu in 2001. Mr. Madison served as Chairman of the Board of Digital River, Inc. (Nasdaq: DRIV), an e-commerce software company, from November 1, 2012 until Digital River was acquired on February 12, 2015.  Mr. Madison served on the board of directors of Digital River, Inc. from 1996 until its acquisition and served as its Interim Chief Executive Officer from November 1, 2012 to February 28, 2013. Since January 1993, Mr. Madison has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company. In 1994 and 1995, he was the Vice Chairman and Chief Executive Officer of Minnesota Mutual Life Insurance Company. From 1989 to 1993, Mr. Madison was the President of US West Communications – Markets. He was also the President and Chief Executive Officer of Northwestern Bell from 1985 to 1989. He recently rejoined the Board of Trustees of the University of St. Thomas, previously serving from 1981 until 1992. Mr. Madison also served as a director of Valmont Industries, Inc. (NYSE: VMI) from 1987 until his retirement in May 2010; as a director of CenterPoint Energy, Inc. from 2003 until his retirement in May 2011; and as a trustee on the board of trustees of Delaware Group Adviser Funds from May 1997 until his retirement in August 2011. He is also a director of two privately-held companies.

Mr. Madison’s extensive service as a director for public companies over the last twenty years, including serving as a lead director, committee chair and committee member, allows him to bring to our Board significant experience in public company governance and effective Board practices. Mr. Madison is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Kimberly K. Nelson, age 47, has been a director of Qumu since March 26, 2012. Ms. Nelson has served as the Executive Vice President and Chief Financial Officer of SPS Commerce, Inc. (Nasdaq: SPSC) since November 2007. Prior to joining SPS Commerce, Ms. Nelson served as the Finance Director, Investor Relations for Amazon.com, Inc. (Nasdaq: AMZN) from June 2005 through November 2007. From April 2003 until June 2005, she served as the Finance Director, Worldwide Application for Amazon.com’s Technology group. Ms. Nelson also served as Amazon.com’s Finance Director, Financial Planning and Analysis from December 2000 until April 2003.

Ms. Nelson’s qualifications to serve on our board include her management and leadership team experience in publicly-held technology companies SPS Commerce and Amazon.com.  In particular, Ms. Nelson brings to the Board business experience in the software-as-a-service model.  Ms. Nelson is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

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Justin A. Orlando, age 44, has been a director of Qumu since March 18, 2013. Mr. Orlando is a managing director of Saja Capital Management, LLC, a private investment firm focused on the restaurant and hospitality industry, where he has worked since 2013. From 2002 to 2013, Mr. Orlando was a managing director of Dolphin Limited Partnerships, a private investment management firm focused on investing in undervalued public companies across a diverse set of industries. Previously, from 1999 to 2002, Mr. Orlando was a member of the healthcare investment banking group of Merrill Lynch, Pierce, Fenner & Smith Incorporated where he was involved in advisory work, financings, and control transactions. From 1996 to 1999, Mr. Orlando practiced corporate law with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, focusing on mergers and acquisitions and corporate finance transactions. Since May 2009, Mr. Orlando has served on the Board of Directors of Multimedia Games Holding Company, Inc. (Nasdaq: MGAM), a developer and distributor of gaming technology. Mr. Orlando is also Chairman of the Board of the New York Theatre Ballet. Mr. Orlando received a B.A. in history from the University of Chicago and a Juris Doctor degree from the Columbia University School of Law.

Mr. Orlando brings to the Board a deep level of investing, legal, financial and capital markets experience, as well as contributes to the Board through his understanding of investor relations and shareholder matters.

Voting Required

Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast by holders present and entitled to vote on the election of directors at a meeting at which a quorum is present. This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected. However, in an uncontested election (where, as at the Annual Meeting, the number of nominees does not exceed the number of directors to be elected), any nominee for directors who receives more votes “withheld” from his or her election than votes “for” his or her election is required under our Governance Guidelines to promptly tender his or her resignation following certification of the shareholder vote. Votes withheld from a nominee’s election do not include broker non-votes. The Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Any director who tenders his or her resignation as described above will not participate in the Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer. Pursuant to the Dolphin Agreement, Dolphin will vote all of the shares of our common stock that it beneficially owns in favor of each nominee identified in this Proposal 1. Proxies will be voted in favor of each nominee unless otherwise indicated.

The Board of Directors Recommends
Shareholders Vote FOR the Election of Each Nominee
Identified in Proposal 1

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CORPORATE GOVERNANCE

Board Independence

The Governance Committee undertook a review of director independence in February 2015 as to all nine directors then serving. As part of that process, the Governance Committee reviewed all transactions and relationships between each director (or any member of his or her immediate family) and Qumu, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the Governance Committee recommended and the Board of Directors affirmatively determined that each director is independent according to the “independence” definition of the Nasdaq Listing Rules, with the exception of Mr. Black. Mr. Black is not independent under the Nasdaq Listing Rules because he was employed by, and served as an executive officer of, Qumu in 2014.

Committees of the Board of Directors and Committee Independence

The Board of Directors has established a Compensation Committee, an Audit Committee and a Governance Committee. The composition and function of these committees are set forth below.

Compensation Committee. The Compensation Committee operates under a written charter and reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers of our company. Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers. The Compensation Committee annually reviews and approves corporate goals and objectives for the compensation of the Chief Executive Officer and the other executive officers. The Compensation Committee also evaluates the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives, and implements the evaluation process for the Chief Executive Officer that is established by the Governance Committee. The Compensation Committee also administers our 2007 Stock Incentive Plan (the “2007 Plan”). In connection with its review of compensation of executive officers or any form of incentive or performance based compensation, the Committee will also review and discuss risks arising from our compensation policies and practices.

The charter of the Compensation Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market and Rule 10C-1 of the Securities Exchange Act of 1934, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of our Compensation Committee meets these requirements. A copy of the current charter of the Compensation Committee is available by following the link to the Corporate Governance page of the Investors section of our website: www.qumu.com/company/investor-relations/corporate-governance.

The members of the Compensation Committee during 2014 were Steven M. Quist (Chair), Lawrence M. Benveniste, Daniel R. Fishback Robert F. Olson and Justin A. Orlando. During 2014, the Compensation Committee met twelve times. A report of the Compensation Committee is set forth below.

Governance Committee. The Governance Committee operates under a written charter and is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of our company, ensuring that our Board and governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines, overseeing Board orientation, training and evaluation, and establishing an evaluation process for the Chief Executive Officer. The Governance Committee is also responsible for the leadership structure of our board, including the composition of the Board and its committees, and an annual review of the position of chairman of the Board. As part of its annual review, the Governance Committee is responsible for identifying individuals qualified to serve as Chairman and making recommendation to the Board of Directors for any changes in such position. The Governance Committee also has responsibility for overseeing our annual process of self-evaluation by members of the committees and the Board of Directors as a whole.

The charter of the Governance Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market. Each member of our Governance Committee meets these requirements. A copy of the current charter of the Governance Committee is available by following the link to the Corporate Governance page of the Investors section of our website: www.qumu.com/company/investor-relations/corporate-governance. A copy of our current Governance Guidelines is also available in this same section. The members of the Governance Committee in 2014 were Thomas F. Madison (Chair), Lawrence M. Benveniste, Kimberly K. Nelson, Justin A. Orlando, Steven M. Quist and James L. Reissner. During 2014, the Governance Committee met five times.

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Audit Committee. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. Under its charter, the Audit Committee exercises oversight of significant risks relating to financial reporting and internal control over financial reporting, including discussing these risks with management and the independent auditor and assessing the steps management has taken to minimize these risks. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

The Audit Committee operates under a written charter and a copy of the current Audit Committee charter is available by following the link to the Corporate Governance page of the Investors section of our website: www.qumu.com/company/investor-relations/corporate-governance. The members of the Audit Committee during 2014 were Kimberly K. Nelson (Chair), Daniel R. Fishback, Thomas F. Madison, Robert F. Olson and James L. Reissner. During 2014, the Audit Committee met eleven times, including four times in executive session without management present.

The Board of Directors has determined that all members of the Audit Committee are “independent” directors under the rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. Our Governance Committee and Board of Directors have reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, upon recommendation of the Governance Committee, the Board of Directors has determined that each of the Audit Committee members, Ms. Nelson and Messrs. Fishback, Madison, Olson and Reissner, meet the Securities and Exchange Commission definition of an “audit committee financial expert.” The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the audit committee. A report of the Audit Committee is set forth below.

Board Leadership Structure

Currently, the leadership structure of Qumu’s Board consists of a non-executive chairman of the Board, currently Robert F. Olson, and three standing committees that are each led by a separate chair and consist of only directors that meet the independence requirement under the Nasdaq Listing Rules and the other similar requirements applicable to that committee. The Chief Executive Officer is a director, but does not serve as chairman and does not serve on any committee.

The Governance Committee believes that the current Board leadership structure is appropriate for Qumu at this time because it allows the Board and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the Board, and helps maintain good communication among Board members and with management.

Board’s Role in Risk Oversight

Qumu faces a number of risks, including financial, technological, operational, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors ensures that the processes for identification, management and mitigation of risk by our management are adequate and functioning as designed.

Our Board is actively involved in overseeing risk management and it exercises its oversight both through the full Board and through the three standing committees of the Board, the Audit Committee, the Compensation Committee and the Governance Committee. The three standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.

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The Board and the three committees receive information used in fulfilling their oversight responsibilities through Qumu’s executive officers and its advisors, including our legal counsel, our independent registered public accounting firm, our consulting firm for internal controls over financial reporting, and the compensation consultants we have engaged from time to time. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, annual budgets, technology and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management actively engage in discussion on these topics. Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.

Director Nominations

The Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 3.14 of our bylaws as described in this Director Nominations section under “Shareholder Proposals for Nominees.” The Governance Committee has not adopted a formal policy for increasing or decreasing the size of the Board of Directors. Our Governance Guidelines provides that the Board should generally have between six and nine directors. The Governance Committee believes that a six person Board of Directors is currently appropriate for Qumu and that a smaller, six-person Board will allow for greater efficiency, communications among directors and reduced expense. With a smaller, six-person Board, we will continue to have a diversity of talent and experience to draw upon and be able to appropriately staff the committees of the Board and engage the directors in Board and committee service. If appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

Criteria for Nomination to the Board; Diversity Considerations. The Governance Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The Governance Committee has not adopted minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board of Directors, as the Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of Qumu and the Board of Directors. The Governance Committee evaluates each prospective nominee against the standards and qualifications set out in our Governance Guidelines, including:

•	Background, including demonstrated high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the Board’s ability to manage and direct our affairs and our business;
•	Commitment, including the willingness to devote adequate time to the work of the Board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;
•	Board skills needs, in the context of the existing makeup of the Board, and the candidate’s qualification as independent and qualification to serve on Board committees;
•	Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education; and
•	Diversity, in terms of knowledge, experience, skills, expertise, and other characteristics.

In considering candidates for the Board, including the nominees for election at the Annual Meeting, the Governance Committee considers the entirety of each candidate’s credentials with reference to these standards. The Governance Committee also considers such other relevant factors as it deems appropriate.

While the Governance Committee does not have a formal policy with respect to diversity, the Governance Committee does believe it is important that the Board represent diverse viewpoints within the context of these standards. As part of the nominee selection process for the Annual Meeting, the Governance Committee reviewed the knowledge, experience, skills, expertise, and other characteristics of our directors, who are each nominees for election at the Annual Meeting. The Governance Committee considered how each director contributed to the diversity of the Board. Based upon that review, the Governance Committee believes that the overall mix of their backgrounds contributes to a diversity of viewpoints that will enhance the quality of the Board’s deliberations and decisions.

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In reviewing prospective nominees, the Governance Committee reviews the number of public-company Boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of our Board and its committees. Under our Governance Guidelines, non-employee directors generally may not serve on more than four Boards of other publicly owned companies, provided that the service does not adversely affect the director’s ability to perform his or her duties as a Qumu director.

The Governance Committee will consider persons recommended by the shareholders using the same standards used for other nominees.

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Governance Committee deems appropriate, a third-party search firm. The Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Governance Committee members will interview the prospective nominees in person or by telephone. After completing the evaluation, the Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2015 Annual Meeting. The nominees for the Annual Meeting were selected by the Governance Committee in March 2015 using the standards identified in our Governance Guidelines that are discussed in this section under “Criteria for Nomination to the Board; Diversity Considerations.” In selecting Mr. Madison as a nominee, the Governance Committee determined that, because of his demonstrated availability to the Board and valuable contributions as a Board member, it is in the best interests of Qumu and its shareholders to waive the provisions of our Governance Guidelines relating to maximum age of a nominee.

All nominees were elected by shareholders at our 2014 Annual Meeting. We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Governance Committee may choose to do so in the future.

Shareholder Proposals for Nominees. The Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Governance Committee c/o the Secretary of Qumu Corporation and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frame described in our bylaws and in the section of this proxy statement entitled “Shareholder Proposals for 2016 Annual Meeting.”

Summary of Dolphin Agreement

On March 18, 2015, we entered into an agreement (the “Dolphin Agreement”) with Dolphin Limited Partnership III, L.P., Dolphin Associates III, LLC, and Dolphin Holdings Corp. III (collectively, “Dolphin”). We were previously party to an agreement with Dolphin dated March 18, 2013, as amended on October 31, 2013, that terminated by its terms.

Under the Dolphin Agreement, if requested in writing by Dolphin, our Board of Directors will increase the authorized number of directors and appoint Donald T. Netter as a member of the Board of Directors, as well as appoint him to the Governance Committee and Compensation Committee. This request by Dolphin may only be made once, must be made on or before the Initial Standstill Period (which ends on the date that is 10 business days prior to the deadline for the submission of shareholder nominations for the 2016 Annual Meeting pursuant to the our bylaws), and may be made only if Dolphin beneficially owns in the aggregate at least 4.5% of our then outstanding shares of common stock. If at any time that Mr. Netter is serving on the Board, Dolphin sells common stock such that it ceases to beneficially own in the aggregate at least 4.5% of the then outstanding common stock, Mr. Netter must immediately submit his resignation as a Board member and as a member of any committee upon which he serves. If Mr. Netter is appointed to the Board, he may not be removed by the Board at any time prior to the 2016 Annual Meeting of Shareholders other than for cause or as result of Dolphin selling common stock such that it ceases to beneficially own in the aggregate at least 4.5% of the then outstanding common stock. If Mr. Netter is serving on the Board at such time as the Governance Committee and Board determine Board nominees for the 2016 Annual Meeting of Shareholders, Mr. Netter will be considered using the same standards used for other Board nominees.

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Whether or not a request is made, Dolphin agrees to appear in person or by proxy at this 2015 Annual Meeting of Shareholders and vote all of its common stock in favor of the election of each of the nominees identified in Proposal 1 and in accordance with the Board’s recommendation on all other proposals.

Under the Dolphin Agreement, Dolphin is also subject to standstill obligations until the Initial Standstill Period if a request is not submitted by Dolphin or, if a request is submitted by Dolphin, the later of the Initial Standstill Period or the date Mr. Netter ceases to serve on the Board.

Board Attendance at Board, Committee and Annual Shareholder Meetings

During 2014, the Board of Directors met seventeen times. Each nominee for director attended at least 75% of the meetings of the Board and committees on which he or she served during 2014. The Board of Directors regularly meets in executive session without the presence of members of management, including the Chief Executive Officer. We do not have a formal policy on attendance at meetings of our shareholders. However, we encourage all Board members to attend all meetings, including the annual meeting of shareholders. All nine directors then serving attended the 2014 Annual Meeting of Shareholders.

Continuing Education

We have adopted a policy encouraging all Board members to seek out opportunities for further education on governance and public-company matters. During 2014, one member of the Board of Directors attended one or more such programs.

Communications With Directors

Shareholders may communicate with members of the Board by sending an e-mail to chair.director@qumu.com or by directing the communication in care of the Governance Committee Chair c/o Corporate Secretary, at the address set forth on the front page of this proxy statement. All communications will be received and processed by the Corporate Secretary. You will receive a written acknowledgement from the Corporate Secretary upon receipt of your communication.

Code of Ethics

We have adopted a code of ethics that applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions. This code of ethics is included in our Code of Ethics and Business Conduct which is publicly available by following the link to the Corporate Governance page of the Investors section of our website: www.qumu.com/company/investor-relations/corporate-governance. To the extent permitted, we intend to disclose any amendments to, or waivers from, the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions or with respect to the required elements of the code of ethics on the page of our website identified above.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

In accordance with its Charter, the Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed under generally accepted auditing standards and Auditing Standard No. 16 of the Public Company Accounting Oversight Board (United States) which includes, among other items, matters related to the conduct of the audit of our financial statements and evaluation of the Company’s internal control over financial reporting. We have also discussed with KPMG LLP their independence and they have provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ending December 31, 2014.

By the Audit Committee of the Board of Directors:

Kimberly K. Nelson (Chair)
Daniel R. Fishback
Thomas F. Madison
Robert F. Olson
James L. Reissner

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EXECUTIVE OFFICERS

Set forth below is biographical and other information for our current executive officers. Information about Sherman L. Black, our Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”

James R. Stewart, age 58, joined Qumu on July 26, 2010 and was appointed as our Chief Financial Officer effective August 6, 2010. Prior to joining Qumu, Mr. Stewart served as the Chief Financial Officer of Comm-Works Incorporated, a privately-held provider of voice and data infrastructure services located in Minneapolis Minnesota, since 2006.  In his role as the Chief Financial Officer, Mr. Stewart was responsible for the leadership of Comm-Works’ financial operations, provided financial and strategic planning leadership, and led Comm-Works in various acquisitions and lender refinancing.  From 2003 to 2006, Mr. Stewart served as the Senior Vice President Finance H.R. Solutions for Ceridian Corporation, a publicly held information services company principally serving the human resource, transportation and retail markets.  While at Ceridian Corporation, Mr. Stewart supervised a large staff and was responsible for finance matters in Ceridian’s human resource solutions business segment, including financial planning, analysis, and reporting for that business segment, general accounting, pricing, contracts, billing, accounts receivable and payable, finance systems, and client funds management and facilities.  From 2001 to 2003, Mr. Stewart was the Chief Financial Officer of Optical Solutions, Inc., a venture-backed private company that marketed and manufactured passive optical access solutions that was acquired by Calix, Inc. in 2005.  While at Optical Solutions, Mr. Stewart led two successful rounds of financing, including providing presentations to investors.  He also led an effort to reduce cash utilization, negotiated key manufacturing relationships, developed compensation programs, and established corporate financial policies and procedures.  Mr. Stewart has a masters of business administration degree and a bachelor of science degree in accounting and finance, both from the University of Minnesota in Minneapolis, Minnesota.

Vern Hanzlik, age 57, was promoted to Executive Vice President on March 13, 2014 and on December 12, 2014 was promoted to President. Mr. Hanzlik joined us in November 2012 as a Senior Vice President and as General Manager, Qumu.  From February 2011 to November 2012, Mr. Hanzlik was President, EMEA and member of the Board of TEAM Informatics, a global enterprise solutions and technology company. From December 2006 to February 2010, Mr. Hanzlik  was the Chief Marketing Officer of Sajan, Inc., a privately held company, and from February 2010 until January 2011, also served as the Chief Marketing Officer of Sajan’s successor company by merger, publicly-held Sajan, Inc. (OTC: SAJA), a provider of global language translation services, software localization and cloud-based translation management software. Mr. Hanzlik also served as President of Sajan Software Ltd., a subsidiary of Sajan, from June 2009 to January 2011. Mr. Hanzlik was a co-founder of Stellent, Inc., which was a publicly-held provider of content and document management software and services located in Eden Prairie, Minnesota, until it was acquired by Oracle Corporation in 2006. While with Stellent, Inc., he most recently served as Executive Vice President of Compliance and Strategic Alliances from January 2004 to February 2006. Additionally, Mr. Hanzlik served as Stellent’s President and Chief Executive Officer and as a director of Stellent from 1999 and 2003. Mr. Hanzlik served as a director of pre-merger Sajan, Inc. from April 2006 to February 2010 and as a director of post-merger Sajan, Inc. from February 2010 to January 2011.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis describes our compensation objectives and policies as applied to the following executive officers who are referred to in this proxy statement as the named executive officers:

•	Sherman L. Black, who served as our Chief Executive Officer during 2014 and also as President until December 12, 2014;
•	James R. Stewart, who served as our Chief Financial Officer during 2014; and
•	Vern Hanzlik, who was promoted to Executive Vice President on March 3, 2014 and on December 12, 2014 was promoted to President.

This section is intended to provide a framework within which to understand the actual compensation awarded to, earned or held by each named executive officer during 2014, as reported in the compensation tables and accompanying narrative sections appearing on pages 30 to 37 of this proxy statement.

Executive Summary

Our compensation policies and determinations in 2014 were influenced by a variety of factors, including our focus on pay programs that are aligned with our efforts to execute on our software product strategy and transform our business. Highlighted below are some of the key compensation-related decisions and policies approved by the Compensation Committee relating to 2014 compensation to the named executive officers:

•	Limited Salary Increases. In February 2014, the Compensation Committee determined not to increase base salaries for either Messrs. Black or Stewart. The base salary of Mr. Black has not been changed since he was appointed in 2010. The Compensation Committee increased the base salary for Mr. Hanzlik to recognize his promotion to Executive Vice President in March 2014 and in December 2014 increased his base salary while he is living in California to reflect the higher cost of living there. However, Mr. Hanzlik’s lower March 2014 base salary was used to determine his incentive pay opportunity under the short-term cash incentive compensation program for 2014 (the “2014 Incentive Plan”).
•	Enhanced Performance-Based Incentives. As in prior years, our compensation policies and practices during 2014 were heavily influenced by a focus on pay for performance.
•	Our executive compensation programs are designed to deliver market competitive compensation to the named executive officers only when they individually deliver, and we as a company deliver, high performance. For 2014, the Compensation Committee utilized a mix of long-term and short-term performance based incentive programs. The Compensation Committee believes that variable, incentive-based compensation should constitute a meaningful portion of overall compensation for the named executive officers.
•	The Compensation Committee adopted the 2014 Incentive Plan through which the named executive officers were eligible to earn cash incentive compensation based upon achievement of specific financial performance goals for 2014. After the sale of the disc publishing business on July 1, 2014, the Compensation Committee reallocated the disc publishing incentive opportunity under the 2014 Incentive Plan for the second half of 2014 exclusively to our software business to accelerate the transformation of Qumu into a high growth software company. Further, the Compensation Committee determined payouts under the 2014 Incentive Plan relating to disc publishing performance for the first half of 2014 based upon the actual operating performance of the disc publishing business.
•	In February 2013, the Compensation Committee adopted a long-term cash incentive plan (the “LTI Program”), which incorporates both business performance and stock price as performance measures. The LTI Program is also designed to operate as a retention tool in that Messrs. Black and Stewart, executive officers participating in the LTI Program, must be employed through July 1, 2015 in order to receive the full amount of the LTI Program incentive pay. Following the sale of the disc publishing business, the Compensation Committee reallocated all of the potential incentive opportunity under the LTI Program for 2014 to the performance goals relating to our retained software business in order to align the incentives with our long-term software strategy. On March 12, 2015, we paid Messrs. Black and Stewart the amounts earned under the LTI Program based upon our performance in 2014.
•	Amounts earned by Mr. Black under the LTI Program and the 2014 Incentive Plan, which are both performance based compensation plans, represented 63.4% of his total compensation for 2014.

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•	Equity Awards in 2014. With the 2014 Annual Meeting, the Compensation Committee resumed its practice of making equity awards to executive officers with restricted stock awards to Messrs. Stewart and Hanzlik that were approximately equal to the 25th percentile of our peer group of companies. Mr. Black did not receive any equity awards in 2014 and has not received any equity awards since 2011.
•	Compensation Policies for 2014. In 2014, we maintained the compensation policies and compensation practices developed in prior years, which we believe contribute to good governance.
•	We added an expanded recoupment or “clawback” provision to the 2007 Plan that was approved at the 2011 Annual Meeting. Additionally, beginning in 2011, clawback provisions are a standard part of our cash incentive compensation programs, including the 2014 Incentive Plan and the LTI Program. These clawback provisions require an executive officer to forfeit and allow us to recoup any payments or benefits received by the executive officer under these compensation plans under certain circumstances, such as certain restatements of our financial statements, certain terminations of employment, and breach of an agreement between us and the executive officer.
•	We have established specific stock ownership guidelines for executive officers and directors. Our stock ownership guidelines, along with the terms of our equity awards, encourage our executive officers and directors to build and maintain an ownership interest in our company.
•	Under the charter of the Compensation Committee, any compensation consultant is retained directly by, and reports to, the Compensation Committee. Our Compensation Committee reviews and considers the independence of a compensation consultant prior to engagement.
•	Our letter agreements with executive officers provide for severance payments only in cases of termination without cause prior to a change in control or both the occurrence of a change in control and the termination of employment without cause or for good reason. The agreement does not provide for “tax gross-up” payments. The post-termination benefits under the letter agreement are also conditioned upon compliance with the non-disclosure and non-competition agreements we have with the executive officers.
•	Response to 2014 Say-On-Pay Vote. The say-on-pay proposal we presented at the 2014 Annual Meeting of Shareholders received 95.0% approval. We believe this high approval rate reflects shareholder support for our efforts over the course of 2012, 2013 and 2014 to strengthen the connection between executive pay and performance, including through the LTI Program.

Our Compensation Philosophy

Our philosophy with respect to the compensation of executive officers is based upon the following principles:

•	Executive base compensation levels should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel; and
•	Variable compensation should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel and should provide incentives to improve performance and shareholder value.

The Compensation Committee reviews our compensation philosophy and our compensation programs regularly (no less than annually). The Compensation Committee’s review is two-fold: first, to ensure our philosophy and programs meet our objectives of providing compensation that attracts and retains superior executive talent and encourages our executive officers to achieve our business goals and second, to identify changes and trends in executive compensation policies and practices.

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2014 Compensation Elements and Determinations

The Compensation Committee followed the guiding principles outlined above in the development and administration of compensation programs for the named executive officers. During 2014, the components of our executive compensation programs consisted of the following:

•	Base salary;
•	Short-term cash incentive compensation delivered through the 2014 Incentive Plan, the annual incentive plan for 2014;
•	Long-term cash incentive compensation delivered through a long-term incentive program adopted in February 2013 (the “LTI Program”); and
•	Long-term equity compensation.

The named executive officers were also eligible to participate in the same benefit programs as were available to our other employees. Because the Compensation Committee does not believe that personal benefits or perquisites are appropriate as a significant element of compensation, the value of perks to any named executive officer was less than $10,000 in 2014.

In addition to selecting the components of compensation, the Compensation Committee also determined the relative weight of each component for each of the named executive officers.  Performance-based, variable compensation is intended to be a meaningful portion of overall compensation. For 2014, the Compensation Committee continued its practice of weighting this type of compensation more heavily than fixed compensation, such as base salary. In 2014, the Compensation Committee maintained its emphasis on performance-based compensation through the performance measures it adopted for the 2014 performance period under the LTI Program.

See “Compensation Information and How it is Used in the Determining Compensation” below for an explanation of the information the Compensation Committee used in determining the elements of executive compensation and the potential compensation to the named executive officers in 2014.

2014 Base Salaries

The Compensation Committee did not recommend any changes for 2014 in the annual base salary of Messrs. Black or Stewart. Accordingly, Mr. Black’s base salary remained at the $375,000 amount set by the Compensation Committee when Mr. Black was appointed as our Chief Executive Officer effective January 1, 2010 and Mr. Stewart’s base salary remained at $295,000, which was the amount in effect for 2013.

At the time that Mr. Hanzlik was promoted to Executive Vice President in March 2014, the Compensation Committee approved an increase in Mr. Hanzlik’s annual base salary to $325,000 to reflect the increased responsibilities and to position this element of pay in relationship to the 50th percentile of our benchmark peer group. When Mr. Hanzlik was promoted to President in December 2014, the Compensation Committee approved an increase in Mr. Hanzlik’s annual base salary to $407,000 while Mr. Hanzlik resides in California. We have an office in San Bruno, California and the $82,000 adjustment to Mr. Hanzlik’s annual base salary is based on the higher cost of living index of the San Francisco, California metropolitan area. However, the Compensation Committee determined that for the purposes of calculating Mr. Hanzlik’s cash incentive pay under the 2014 Incentive Plan, Mr. Hanzlik’s unadjusted annual base salary of $325,000 would be used.

2014 Incentive Plan

On February 19, 2014, the Compensation Committee approved, and on February 20, 2014 the Board of Directors ratified, the establishment of the 2014 Incentive Plan and set the cash incentive pay opportunities under the 2014 Incentive Plan for Messrs. Black and Stewart. When Mr. Hanzlik was promoted to Executive Vice President in March 2014, the Compensation Committee also set his cash incentive pay opportunities under the 2014 Incentive Plan.

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Under the 2014 Incentive Plan, the Compensation Committee determined minimum, target and maximum performance goals for the disc publishing business and minimum, target and maximum performance goals for three measures relating to our software business. For the disc publishing business, the Compensation Committee set performance goals for each quarter of 2014 and for full year 2014 for sales and operating income as a percentage of sales (excluding the impact of allocating general and administrative expense to the software business). For each period, the two performance goals form a matrix and from that matrix, a performance factor can be determined by referencing incrementally increasing amounts of each of the two performance goals. With respect to the software business, the Compensation Committee set minimum, target and maximum annual amounts for three performance measures: (1) 2014 contracted commitments (the dollar value of non-cancellable signed customer purchase commitments) from all software sales, weighted at 60%; (2) 2014 software revenue, weighted at 20%; and (3) 2014 gross margin as a percentage of sales for the software business, weighted at 20%. Our achievement in 2014 against each of these three software performance measures determines a performance factor for that measure that would then be weighted as noted to derive a total performance factor with respect to the software business.

For Messrs. Black and Stewart, the performance factors were originally weighted 25% to the disc publishing performance goals and 75% to the software business performance goals. This combined business performance factor will be multiplied by the executive officer’s target bonus percentage and base salary to determine the cash incentive amount. For Mr. Hanzlik, the performance factors were weighted 100% to the software business performance goals because the responsibilities of Mr. Hanzlik’s position were to the software business. If achievement as to any particular performance goal is between two defined amounts, the performance factor would be interpolated. Further, no incentive amount would be earned by any participant for the measurement period if the minimum performance goals for that period were not achieved. Achievement of the performance goals at less than target level results in decreasing performance factors until the achievement failed to meet the minimum performance goals, at which point the performance factor is zero and participant would be entitled to no incentive payment with respect to that performance goal.

The Compensation Committee also approved the cash incentive amounts that the named executive officers may earn under the 2014 Incentive Plan based upon percentages of their respective base salaries, which for Mr. Hanzlik was the base salary amount set in March 2014. Under the 2014 Incentive Plan, the maximum incentive amount that may be achieved for any period may not exceed 150% his incentive amount at the target level, even if actual performance exceeds the maximum for the performance goals.

With the sale of the disc publishing business on July 1, 2014, the Compensation Committee reviewed the disc publishing business related performance measures under the 2014 Incentive Plan. As a result of its review, the Compensation Committee determined to reallocate the potential incentive opportunity for Messrs. Black and Stewart for the second half of 2014 from July 1, 2014 to December 31, 2014 from the disc publishing business to the retained software business, with no changes to the software business performance goals or the maximum, target and minimum amounts of such performance goals. Accordingly, for the second half of 2014 from July 1, 2014 to December 31, 2014, Messrs. Black and Stewart could earn incentive amounts under the 2014 Incentive Plan based on achievement of the following annual performance goals for the software business: (1) 2014 contracted commitments from all software sales, weighted at 60%; (2) 2014 software revenue, weighted at 20%; and (3) 2014 gross margin as a percentage of sales for the software business, weighted at 20%. The Compensation Committee also determined to measure the actual achievement of the disc publishing business under the 2014 Incentive Plan for the first half of the 2014 performance period from January 1, 2014 to June 30, 2014 as compared to the minimum, target and maximum performance goals previously set by the Compensation Committee in February 2014. These determinations and amendments to the 2014 Incentive Plan were effective as of July 30, 2014. The Compensation Committee believed that this reallocation placed appropriately greater emphasis on high performance in our retained software business, which will most impact our future growth, and reinforced the need to minimize the risks to our retained software business during the separation of the two businesses.

Under the 2014 Incentive Plan, all incentive amounts earned in 2014 are paid in the first quarter of 2015 and an executive officer must be employed by us as of December 31, 2014 and as of the payment date in order to receive payout of any incentive amounts earned during the year unless termination of employment is due to death, disability or follows a change in control. Additionally, all incentive payments are subject to “clawback” to the extent required by federal law and the 2007 Plan.

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The following table shows the incentive amounts as a percentage of salary that would be earned by Messrs. Black, Stewart and Hanzlik under the 2014 Incentive Plan upon our achievement of the target and maximum goals under the 2014 Incentive Plan, assuming achievement at the target or maximum level, respectively, for each period under each matrix.

	Incentive Opportunity Under 2014 Incentive Plan As a Percentage of Base Salary
Named Executive Officer	Target Goals Achieved	Maximum Goals Achieved

Sherman L. Black	90%	135%

James R. Stewart	55%	82.5%

Vern Hanzlik	65%	97.5%

As to the disc publishing business performance, the Compensation Committee set the target amounts for 2014 quarterly and annual revenue at levels that were below our actual performance in 2013 for these periods. The Compensation Committee believed that this was appropriate given that the disc publishing business was mature and challenged by technology substitution. For the software business sales, the Compensation Committee set the target level of 2014 contracted commitments at 80% growth over 2013, target level of 2014 revenue at 52.2% growth over 2013, and target level of gross margin as a percentage of sales at slightly less than 2013. The Compensation Committee determined the minimum, target and maximum levels of contracted commitments and revenue based upon our annual operating plan for 2014. The Compensation Committee intended the target amounts of the performance measures under the software business matrix to encourage aggressive and cost-effective development of these revenue streams.

Below are tables showing the target performance goals established under the 2014 Incentive Plan for each measurement period for both the disc publishing business and the software business, our actual performance for 2014 as compared to these goals, and the percentage by which our actual performance exceeded or was less than target for each period. Because of the July 30, 2014 reallocation of the potential incentive opportunity under the 2014 Incentive Plan exclusively to the software business performance goals for the second half of 2014, the disc publishing performance goals for the second half of 2014 are not relevant and are not presented.

	Disc Publishing Business Matrix (all dollar amounts in millions)
	Q1 2014 Target	Q1 2014 Actual	% Above or (Below) Target	Q2 2014 Target	Q2 2014 Actual	% Above or (Below) Target

Sales	$13.7	$14.9	8.8%	$14.6	$15.1	3.4%

Operating Income as a Percentage of Sales	0.9%	6.1%	677.8%	2.8%	11.4%	407.1%

Our performance in the first two quarters of 2014 resulted in an overall performance factor of 1.875x attributable to the performance of the disc publishing business.

	2014 Software Business Matrix (all dollar amounts in millions)
	Target	Actual	% Above or (Below) Target

Contracted Commitments	$36.9	$36.8	(0.3)%

Revenue	$27.1	$26.0	(4.1)%

Gross Margin as a Percentage of Sales	56.8%	46.9%	(17.4)%

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Our 2014 gross margin as a percentage of sales was below the minimum established by the Compensation Committee for this measure and accordingly, executive officers received no incentive pay under the 2014 Incentive Plan attributable to this measure. Our performance for 2014 resulted in an overall performance factor of 0.7694x attributable to the performance of the software business.

After applying the weighting specified by the 2014 Incentive Plan for the first half of 2014 for Messrs. Black and Stewart, the payouts approved under the 2014 Incentive Plan were: Mr. Black, $287,658, Mr. Stewart, $138,289 and Mr. Hanzlik, $162,536. Of the payout under the 2014 Incentive Plan for Mr. Black, $47,462 related to the performance of the disc publishing business for the first half of 2014 and $240,196 related to the performance of the software business. Of the payout under the 2014 Incentive Plan for Mr. Stewart, $22,817 related to the performance of the disc publishing business for the first half of 2014 and $115,472 related to the performance of the software business.

LTI Program

On February 20, 2013, the Compensation Committee approved, and on February 21, 2013 the Board of Directors ratified, the establishment of a long-term incentive program for executive officers (the “LTI Program”). The LTI Program was adopted under the 2007 Plan and accordingly, awards under the LTI Program are subject to the clawback and other features of the 2007 Plan. The LTI Program is a performance-based program that incorporates stock price and operational metrics as performance measures and that is also designed to operate as a retention tool. In part, the Compensation Committee adopted the LTI Program to address the relative lack of long-term incentives and retention benefits provided by equity awards outstanding to Messrs. Black and Stewart. Further, the Compensation Committee believed the LTI Program was appropriate to enhance the competitiveness of long-term compensation, which the analysis of the Compensation Committee’s consultant for 2013 (Radford, an Aon Hewitt company) indicated was below the 50th percentile of our benchmark peer group for the Chief Executive Officer and Chief Financial Officer positions. Mr. Hanzlik does not participate in the LTI Program.

In connection with the LTI Program, the Compensation Committee recommended and Board of Directors approved a long-term incentive bonus agreement between us and Mr. Black and a long-term incentive bonus agreement between us and Mr. Stewart. Collectively, the long-term incentive bonus agreements are referred to as the “LTI Agreements.”

Under the LTI Agreements, Mr. Black and Mr. Stewart are eligible for LTI Program incentive pay in the amount of $1,500,000 and $590,000, respectively, at the target level. The Compensation Committee selected these target level amounts in part based upon Radford’s analysis and recommendation in 2013, which showed these amounts at target level would be slightly below the 50th percentile of long-term incentive compensation over the two year period being measured for the respective executive officer positions. While the performance period is two years, amounts earned will be paid over a longer 30 month period on March 1, 2014, March 1, 2015 and July 1, 2015 in order to achieve the desired retention benefit. For Mr. Black, the actual amount of the LTI Program incentive pay will be based entirely upon performance. For Mr. Stewart, 50% of the LTI Program incentive pay is based upon time and 50% is based upon performance. In each case, performance is based upon performance measures approved by the Compensation Committee for the two twelve month periods ending December 31, 2013 and 2014.

As described in our proxy statement for the 2014 Annual Meeting of Shareholders, the matrix performance factor determined from our performance during the twelve month performance period ending December 31, 2013 and used to calculate the LTI Program incentive pay amounts paid to Messrs. Black and Stewart on March 1, 2014 was 1.5555x. Accordingly, Mr. Black was paid on March 1, 2014 an amount equal to 25% of the LTI Program incentive pay amount at target ($1,500,000) multiplied by 1.5555x, or $583,310. On March 1, 2014, Mr. Stewart was paid an amount equal to 25% of the performance portion of the LTI Program incentive pay amount at target ($295,000) multiplied by 1.5555x, or $114,718. Mr. Stewart also received 25% of the time portion of the LTI Program incentive pay amount ($295,000), or $73,750, on March 1, 2014.

Under the LTI Program, with respect to Mr. Black’s LTI Program incentive pay and the performance based portion of Mr. Stewart’s LTI Program incentive pay, 25% of such amount multiplied by the 2014 matrix performance factor is payable on March 1, 2015, and 50% of such amount multiplied by the average of 2013 and 2014 matrix performance factors is payable on July 1, 2015. With respect to the time based portion of Mr. Stewart’s LTI Program incentive pay, 25% of such amount is payable on March 1, 2015 and 50% of such amount is payable on July 1, 2015.

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On February 19, 2014, the Compensation Committee recommended and on February 20, 2014, the Board of Directors approved performance measures under the LTI Program for the twelve month performance period ending December 31, 2014 through the adoption of two matrices, one relating to the disc publishing business and one relating to the software business. The 2014 performance factor was weighted 25% to the disc publishing matrix and 75% to the software matrix. Following the sale of the disc publishing business, the Compensation Committee determined on July 30, 2014 to allocate all of the potential incentive opportunity under the LTI Program for the twelve month performance period ending December 31, 2014 to the performance goals relating to our retained software business, with no changes to the software business performance goals or the maximum, target and minimum amounts of such performance goals and no changes to the stock price performance goal that was also part of the software business matrix. Accordingly, for the twelve month performance period ending December 31, 2014, Messrs. Black and Stewart were eligible to earn incentive amounts under the LTI Program based on achievement of 2014 annual contracted commitments (the dollar value of signed customer purchase commitments) from all software sales and stock price. The performance factor from the software matrix was determined by referencing incrementally increasing amounts of each of the two performance goals that form the matrix. If achievement as to any particular performance goal is between two defined amounts in the matrix, the performance factor is interpolated. Further, the performance factor is zero if the minimum performance goals for the matrix are not achieved. Achievement of the performance goals at less than target level results in a decreasing performance factor until the achievement fails to meet the minimum performance goals of the matrix, at which point the performance factor is zero and the executives are entitled to no LTI Program incentive pay with respect to that performance goal.

For 2014, our contracted commitments were $36.8 million, which was slightly less than the target of $36.9 million. Our stock price as measured for the purposes of the LTI Program was $14.16, which was the average closing stock price for the five business days of January 26, 2015 to January 30, 2015. Our stock price was within the target range under the matrix of $11.52 to $16.90 per share. The target range for our stock price was determined based upon a number of factors, including a calculation of the appreciation in our stock price necessary to deliver compensation to Messrs. Black and Stewart similar to the value of hypothetical stock option awards. Our achievement of performance goals for 2014 resulted in a performance factor of 0.9983x under the LTI Program.

 In accordance with the terms of the LTI Agreement and LTI Program, as a result of achievement of 2014 performance goals, Mr. Black earned 25% of the LTI Program incentive pay amount at target ($1,500,000) multiplied by the 2014 matrix performance factor of 0.9983x, or $374,363, which was paid on March 12, 2015. In accordance with the terms of the LTI Agreement and LTI Program, as a result of achievement of 2014 performance goals, Mr. Stewart earned 25% of the performance portion of the LTI Program incentive pay amount at target ($295,000) multiplied by the 2014 matrix performance factor of 0.9983x, or $73,625, which was paid on March 12, 2015. Mr. Stewart also received 25% of the time portion of the LTI Program incentive pay amount ($295,000), or $73,750, on March 12, 2015.

An executive must be employed by us on the payment date to receive the LTI Program payment, except that if the executive’s employment is terminated by us without cause or if a change in control occurs, we will pay the executives the LTI Program amounts as described in and at the times stated in the LTI Agreements. See “Employment Arrangements with Named Executive Officers and Post-Employment Compensation” for a summary of these provisions.

Under the LTI Agreements, Messrs. Black and Stewart will receive LTI Program incentive pay amounts upon the occurrence of a change in control, even if the executive’s employment with us is not terminated. Because the LTI Program was designed to serve some of the same compensatory purposes as equity awards, the Compensation Committee believed this provision appropriately mirrored the provisions of outstanding equity awards, which would be accelerated and vested upon a change in control even if the executive’s employment with us is not terminated.

2014 Equity Awards

On May 20, 2014, the date of the 2014 Annual Meeting of Shareholders, the Compensation Committee granted 20,000 shares of restricted stock to Messrs. Stewart and Hanzlik in respect of performance in 2013 and based upon an expectation of future performance. These awards are subject to our standard form of restricted stock award agreement that provides that the restrictions on the restricted stock lapse in four equal installments on the first four anniversaries of the date of grant, as well as the terms and conditions of the 2007 Plan. The Compensation Committee determined to grant restricted stock awards because they allow Qumu to deliver equity value with a smaller dilutive impact to shareholders, align the interests of the executive officers more closely with those of our shareholders, and provide a means of ensuring equity ownership in Qumu, which further aligns the interests of our executives with shareholders. The Compensation Committee set the number of shares in the restricted stock awards after taking into consideration the availability of shares under the 2007 Plan, the compensation expense for the awards, internal pay equity, previously granted equity awards, and for Mr. Stewart, the LTI Program. These restricted stock awards approximate the 25th percentile of this element of pay in our benchmark peer group.

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Compensation Information and How it is Used in Determining Compensation

The Compensation Committee used information from a variety of sources in determining compensation for the named executive officers for 2014.

•	Past Compensation Consultant Work. The Compensation Committee engaged Radford, an Aon Hewitt company, as its compensation consultant to assist it in determining executive compensation for 2013. At that time, Radford conduct a comprehensive executive compensation assessment, including benchmarking base salary, short-term cash incentive compensation, total cash compensation (base salary and short-term cash incentive compensation), long-term equity incentives and total direct compensation (total cash compensation plus long-term equity incentive values). For 2014, the Compensation Committee used the 2013 compensation assessment from Radford in setting 2014 executive compensation. The Compensation Committee also reviewed surveys, reports and other market data against which it measured the competitiveness of our compensation programs for 2014.
•	Input from Management. In determining compensation for named executive officers, other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews. The Chief Executive Officer also recommends to the Compensation Committee the base salary for all named executive officers, the awards under the cash incentive compensation program, and the awards under the long-term equity program. The Chief Executive Officer also recommended to the Compensation Committee the financial performance goals under the 2014 Incentive Plan and the LTI Program, as well as changes to these compensation programs to reflect the sale of the disc publishing business on July 1, 2014. No named executive officer, other than the Chief Executive Officer, has a role in establishing executive compensation. From time to time, the named executive officers are invited to attend meetings of the Compensation Committee. However, no named executive officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such named executive officer’s compensation.
•	CEO Performance Review. Annually, our Governance Committee establishes and oversees a process for the evaluation of the performance of the Chief Executive Officer by the whole Board, including a self-assessment by the Chief Executive Officer. The Compensation Committee then considers the results of that performance review in determining compensation of the Chief Executive Officer.

For 2014, the Compensation Committee used the same updated benchmark peer group selected by it for 2013 compensation, which consisted of similarly sized publicly-held companies located both in Minnesota and in other states in the software, computer peripheral and device, and data storage industries. For 2014, our benchmark peer group companies included:

Astro-Med, Inc.	Digi International Inc.	Overland Storage, Inc.
Carbonite, Inc.	Digimarc Corporation	ShoreTel, Inc.
Communications Systems, Inc.	Echelon Corp.	SPS Commerce, Inc.
Concurrent Computer Corp.	Falconstor Software, Inc.	VASCO Data Security International, Inc.
Datalink Corp.	Guidance Software, Inc.	Wave Systems Corp.
Zix Corporation

As in the past, the Compensation Committee considered the competitiveness of elements of executive compensation and the need for adjustments for competitiveness when determining 2014 compensation for the named executive officers. In reviewing competitiveness, the Compensation Committee in particular focused on the extent to which compensation programs could be used to ensure retention of key personnel during the critical periods in the transformation of our business. Accordingly, while the Compensation Committee focused on the 50th percentile of the peer group for various elements of compensation, the Compensation Committee also considered experience, scope of position, individual performance, competitiveness and retention, and other factors when positioning elements of compensation to executive officers within the peer group.

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Compensation Policies

•	Executive Compensation Clawback Policy. We added an expanded recoupment or “clawback” provision to the 2007 Plan that was approved by our shareholders at the 2011 Annual Meeting. Additionally, we added clawback provisions to our cash incentive compensation program beginning with the program we adopted in 2011 and continuing for the 2014 Incentive Plan and the LTI Program. These clawback provisions require an executive officer to forfeit and allow us to recoup any payments or benefits received by the executive officer under these compensation plans under certain circumstances, such as certain restatements of our financial statements, certain terminations of employment, and breach of an agreement between us and the executive officer.
•	Equity Granting Policy. The policy of the Compensation Committee has been to make awards of equity-based compensation to executive officers at a regularly scheduled meeting of the Compensation Committee held in conjunction with a meeting of the Board of Directors on the day of the Annual Meeting of Shareholders, typically scheduled in May of each year. The equity awards granted by the Compensation Committee at the time of the Annual Meeting of Shareholders are in respect of performance in the prior year. For non-executive employees, the Compensation Committee’s policy changed in October 2013 such that the equity awards to non-executive employees will be granted the first day of the open window period after the third quarter, which the Compensation Committee believes better aligns with performance reviews and personnel planning.

In addition to annual awards, awards of equity-based compensation to newly hired employees or employees being recognized for their achievement may be made by the Compensation Committee or by the Chief Executive Officer under authority delegated by the Compensation Committee. For awards by the Compensation Committee to newly-hired employees or employees being recognized for their achievement, the grant date will be the later of (i) the first day of employment with Qumu or the date the employee is recognized for achievement, as the case may be, or (ii) the date the Compensation Committee takes action to approve the award. However, if this date is not within an open window period, the grant date will be the first day of the open window period following the latest of (i) and (ii).

All stock options granted in 2014 have an exercise price of the fair market value of our common stock on the date of grant. The date of grant is determined under the 2007 Plan by reference to the closing market price of our common stock on the date the Compensation Committee meets (or takes action in writing in lieu of meeting) and determines the award recipient, the number of shares underlying stock option awards and the other material terms of the stock option grant, or such future date specified as the grant date by the Compensation Committee when all material terms of the stock option grant are determined.

The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as the 2007 Plan, except in limited and special circumstances.

Our policy is to grant equity awards at a time that Qumu’s directors and executive officers are not in possession of material, non-public information and during the periods of time that trading would be permitted under our trading policy, which is referred to above as an “open window period.”

•	Delegation of Limited Authority under 2007 Plan. The Compensation Committee has delegated authority to the Chief Executive Officer to grant equity awards under the 2007 Plan to employees who are not executive officers of Qumu. The Chief Executive Officer’s delegation authority is limited to grants to any individual of no more than the lesser of (i) 1.5 times the recommended annual grant corresponding to that individual’s position with Qumu and (ii) 10,000 equity awards, and the delegation authority may not exceed, in the aggregate, the total amount established on an annual basis by the Compensation Committee. Equity awards mean stock options and restricted shares and unless otherwise determined by the Compensation Committee, grants of restricted shares shall reduce the limits set forth above on the basis of 2.5 equity awards for each restricted share granted. Further, the Chief Executive Officer must memorialize the terms of the award in a written form contemporaneously with his approval of the award and must advise the Compensation Committee of such awards at a Compensation Committee meeting following such award. The terms of option and restricted stock awards by the Chief Executive Officer must be those contained in our standard form of non-qualified stock option agreement or standard form of restricted stock agreement, with the lapse of restrictions on the restricted stock over a period of 1 to 4 years as determined by the Chief Executive Officer consistent with the terms of the 2007 Plan.

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For awards by the Chief Executive Officer to newly-hired non-executive employees or non-executive employees being recognized for their achievement, the grant date will be the second Tuesday of the month following the employee’s start date or the date the employee is recognized for achievement, or if the Nasdaq Stock Market was closed on such second Tuesday, the next succeeding day on which the Nasdaq Stock Market is open for regular trading.

•	Stock Ownership Guidelines. In May 2006, we established stock ownership guidelines for our executive officers and directors. These guidelines are reviewed annually. The ownership guidelines for executive officers are based upon the following multiples of base pay, with the multiple depending upon management level: Chief Executive Officer, five times; President, Chief Operating Officer, Chief Technical Officer and Chief Financial Officer, three times; and all other executive officers, two times. In the event an individual holds positions in more than one management level, the multiple applicable to the highest management level applies to that individual. The ownership guideline for directors was three times the annual retainer (exclusive of meeting fees or other retainers) paid to directors by us. In February 2015, the Compensation Committee and Board determined to increase the ownership guideline applicable to directors to five times the annual retainer. Ownership levels will be determined by including stock acquired through open market transactions, employee stock purchase plan purchases (if any), shares granted under time vested restricted stock or restricted stock unit awards, shares earned under performance stock awards, as well as the in-the-money value of vested stock options. We recommend that executive officers and directors meet the applicable guidelines within five years of the date he or she first becomes subject to the guidelines and meet the applicable guidelines associated with an increase in his or her management level within five years of such change.

On February 18, 2015, the Compensation Committee reviewed the progress of the named executive officers and directors toward the ownership guidelines. As of that date, the four directors that were required to meet the ownership guidelines met them. Two other directors are required to meet the guidelines in 2017 and two are required to meet the guidelines in 2018. Mr. Black was first required to meet the ownership guidelines in 2014. Mr. Stewart is not required to meet the ownership guidelines until August 2015. Mr. Hanzlik is not required to meet the ownership guidelines until 2018. As of February 18, 2015, Mr. Black’s stock ownership was approximately 91% of the guideline amount. The Compensation Committee believes Mr. Black has been and will be challenged to meet the stock ownership guidelines, despite the stock options and stock held by him, because no equity awards have been made to Mr. Black since November 1, 2011. Additionally, certain outstanding vested options held by Mr. Black were not in-the-money at February 18, 2015.

•	Post-Termination Compensation. Our practice has been to enter into a form of agreement relating to severance and change in control benefits with each person appointed by the Board as an executive officer. As of December 31, 2014, we were a party to such an agreement with Messrs. Black, Stewart and Hanzlik, our named executive officers.

The Compensation Committee believes that severance and change in control arrangements for the named executive officers are consistent with competitive pay practices, aid in the recruitment and retention of executive officers, and provide incentives for executive officers to grow our business and maintain focus on returning value to shareholders. The Compensation Committee believes that providing protection to executive officers whose employment is terminated in connection with a change in control strikes an appropriate balance among the interests of our executive officers and the interests of others in a change in control transaction. In particular, the Compensation Committee believes that these arrangements are appropriate in part because the benefits under the agreement are only payable upon termination without cause prior to a change in control or both the occurrence of a change in control and the termination of employment without cause or for good reason, and that the severance and change in control benefits are conditioned upon compliance with non-disclosure and non-competition agreements. See “Executive Compensation – Employment Arrangements with Named Executive Officers and Post-Employment Compensation” in this proxy statement for a discussion of the terms of the agreements with the named executive officers and the value of benefits payable under these agreements.

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•	Engagement of Compensation Consultant. Under its charter, the Compensation Committee has the sole authority to retain or replace the compensation consultant and the compensation consultant reports directly to the Compensation Committee. While the Compensation Committee did not engage a compensation consultant for 2014, it did engage Radford as its compensation consultant to assist it in conducting a comprehensive review and analysis of executive compensation for 2013 and the Compensation Committee used this review and analysis in determining 2014 compensation.

Consideration of 2014 Say-on-Pay Vote

The say-on-pay proposal presented at the 2014 Annual Meeting of Shareholders received 95.0% approval by our shareholders. Beginning in 2012, we increased our shareholder engagement and outreach specifically relating to executive compensation. During 2013 and 2014, we sought and welcomed feedback from shareholders relating to our efforts to align pay with performance through the LTI Program. Based upon the 2014 Annual Meeting say-on-pay vote and the feedback subsequent to the 2014 Annual Meeting, we believe that shareholders support our efforts to strengthen the connection between executive pay and performance. The Compensation Committee looks forward to the say-on-pay vote at this 2015 Annual Meeting as a way to gain additional information as it considers executive compensation philosophy, policies and practices for the remainder of 2015 and beyond.

Report of the Compensation Committee

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2014 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the proxy statement for the 2015 Annual Meeting of Shareholders for filing with the Securities and Exchange Commission.

By the Compensation Committee of the Board of Directors:

Steven M. Quist (Chair)
Lawrence M. Benveniste
Daniel R. Fishback
Robert F. Olson
Justin A. Orlando

Consideration of Risk in Compensation

The Compensation Committee believes that promoting the creation of long-term value discourages behavior that leads to excessive risk. The Compensation Committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risks:

•	Our long-term incentives in the form of stock options or restricted stock are at the discretion of the Compensation Committee and are granted pursuant to a disciplined process.
•	Stock options become exercisable over a four year period and remain exercisable for up to seven years (ten years for options issued prior to 2008) from the date of grant, and restricted shares vest over periods up to four years, encouraging executives to look to long-term appreciation in equity values.
•	We balance short-term and long-term decision-making with the annual cash incentive program, stock options and restricted stock awards that vest over four years, and, beginning in 2013, a long-term cash incentive program designed to provide incentives for high performance and retention over a 30 month period.
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•	Beginning with 2011 awards, the Compensation Committee granted a greater proportion of the value of long-term equity incentives in the form of restricted stock. These awards more directly tie the interests of our executive officers to the interests of our shareholders, but also discourage inappropriate or unnecessary risk-taking that adversely affects the price of our stock. In 2014, Messrs. Stewart and Hanzlik, the named executive officers who received equity awards, received only restricted stock awards.
•	Because of our stock ownership guidelines, our executive officers could lose significant value if our stock price were exposed to inappropriate or unnecessary risks.
•	The metrics used to determine the incentive pay to a named executive officer under the 2014 Incentive Plan provide for a balance of revenue focused performance measures and income or operating expense focused performance measures.
•	For Messrs. Black and Stewart, the Compensation Committee determined the relative weight of the matrices under the 2014 Incentive Plan for the first half of 2014 at 75% weighted to the software business matrix and 25% weighted to the disc publishing business matrix and, for the second half of 2014, exclusively weighted to our retained software business. Mr. Hanzlik’s incentive pay opportunity under the 2014 Incentive Plan was weighted 100% to the software business at all times during 2014. The Compensation Committee believes this weighting for Messrs. Black and Stewart balanced the interdependencies of our businesses prior to the sale of the disc publishing business and for all executives, places appropriately greater emphasis on our software business, which will most impact our future growth, both before and after the sale of the disc publishing business.
•	Following the sale of the disc publishing business on July 1, 2014, the Compensation Committee determined that payouts under the 2014 Incentive Plan relating to disc publishing performance for the first half of the 2014 performance period from January 1, 2014 to June 30, 2014 would continue to be based upon the actual achievement of the disc publishing business as compared to the minimum, target and maximum performance goals previously set by the Compensation Committee in February 2014. In basing the payouts under the fiscal year 2014 Incentive Plan on actual achievement of the disc publishing business, the Compensation Committee sought to align these payouts with the purchase price we received from the sale of the disc publishing business and to limit windfalls in the 2014 Incentive Plan payouts attributable to the disc publishing business.
•	Following the sale of the disc publishing business on July 1, 2014, the Compensation Committee reallocated the incentive opportunity under the 2014 Incentive Plan exclusively to our remaining software business for the second half of 2014 and reallocated all of the incentive opportunity under the LTI Program for the twelve month performance period ending December 31, 2014 to the performance goals relating to our retained software business. The Compensation Committee believes this reallocation of incentives aligns with both our short-term and long-term software strategy, which these performance based incentive pay programs are designed to support.
•	While the Compensation Committee reallocated the incentive opportunities under the 2014 Incentive Plan and the LTI Program, it did not change the metrics or performance goals relating to the software business under either the 2014 Incentive Plan or the LTI Program. The Compensation Committee believed that the reallocation combined with maintaining the metrics and performance goals encouraged management focus on our software business and reinforced the expectation of continued high performance in our software business, including the need to actively manage the risks and challenges of separation of the two businesses. The Compensation Committee also believed that these actions would help us realize the full benefits of the sale transaction.
•	The incentive pay amounts under the LTI Program and our 2014 Incentive Plan cannot exceed five times and 150% the target amount, respectively, no matter how much performance exceeds the maximum level of the performance goals set for each of the respective matrices. Additionally, there is no payout attributable to a matrix unless a minimum level of performance is achieved. These features are designed to limit windfalls.
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•	The incentive pay under our LTI Program is payable over a period of 30 months and only if the executive is employed by us at the time of payment. The Compensation Committee believes that the duration of the LTI Program provides long-term incentives that are aligned with our long-term strategy for the company.
•	The metrics used to determine the amount of a named executive officer’s incentive pay for 2014 under the LTI Program include a stock price measure and a financial performance measure, which the Compensation Committee believes balances the rewards of business performance and stock price performance.
•	Through our 2007 Stock Incentive Plan, the Compensation Committee has the right to “claw back” stock incentives or cash incentives from a participant or to seek repayment from a participant through a variety of means in certain circumstances such as certain restatements of our financial statements, certain terminations of employment, and breach of an agreement between us and the executive officer. These “claw back” features are applicable to the LTI Program and the 2014 Incentive Plan.
•	Our corporate compliance systems and policies, which are overseen by the Audit Committee, further mitigate against excessive or inappropriate risk taking.

Based on their consideration of these and other factors, the Compensation Committee concurred with our management’s determination that none of its compensation policies and practices is reasonably likely to have a material adverse effect on Qumu.

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Summary Compensation Table

The following table shows, for our Chief Executive Officer, our Chief Financial Officer and our President (together referred to as our “named executive officers”), information concerning compensation earned for services in all capacities during the years indicated.

Name and Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non- Equity Incentive Plan Compen- sation ($) (2)	All Other Compen- sation ($) (3)	Total ($)
Sherman L. Black Chief Executive Officer	2014	$375,000	—	—	$662,021	$7,144	$1,044,165
	2013	375,000	—	—	1,041,424	6,660	1,423,084
	2012	379,288	—	—	140,063	6,651	526,002
James R. Stewart Chief Financial Officer	2014	$295,000	$305,000	—	$285,664	$8,444	$894,108
	2013	293,968	—	—	408,702	8,301	710,971
	2012	245,306	—	—	62,325	8,104	315,735
Vern Hanzlik President (4)	2014	$316,962	$305,000	—	$162,536	$5,665	$790,163
(1)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 4 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Represents the following amounts paid to the named executive officers under specified cash incentive compensation program for the year noted. Mr. Hanzlik does not participate in the LTI Program. All amounts are reported for the year in which the related services were performed, although paid in a following year.
Name	Year	LTI Program	Annual Incentive Plan
Sherman L. Black	2014	$374,363	$287,658
	2013	$583,310	$458,114
	2012	―	$140,063
James R. Stewart	2014	$147,375	$138,289
	2013	$188,468	$220,234
	2012	―	$62,325
Vern Hanzlik	2014	―	$162,536

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(3)	Represents the following amounts:
Name	Year	Matching Contributions to 401(k) Plan	Insurance Premiums
Sherman L. Black	2014	$6,166	$978
	2013	$5,841	$819
	2012	$5,844	$807
James R. Stewart	2014	$7,500	$944
	2013	$7,500	$801
	2012	$7,363	$741
Vern Hanzlik	2014	$4,688	$977

(4)	Mr. Hanzlik began serving as our Executive Vice President, an executive officer position, on March 13, 2014 and was promoted to President on December 12, 2014. Accordingly, information for years prior to 2014 is not presented. Amounts presented for 2014 include compensation to Mr. Hanzlik in all capacities for 2014.

Grants of Plan-Based Awards in 2014

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ending December 31, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards (#)(3)
Name	Grant Date	Target ($)	Maximum ($)
Sherman L. Black (1)	2/20/2014	$337,500	$675,000	—	—
Sherman L. Black (2)	—	$1,500,000	$7,500,000	—	—
James R. Stewart (1)	2/20/2014	$162,250	$324,500	—	—
James R. Stewart (2)	—	$590,000	$1,770,000	—	—
James R. Stewart	5/20/2014	—	—	20,000	$305,000
Vern Hanzlik (1)	2/20/2014	$211,250	$422,500	—	—
Vern Hanzlik	5/20/2014	—	—	20,000	$305,000
(1)	Represents incentive pay that may have been earned by the named executive officers under our 2014 Incentive Plan. Under the matrices associated with the 2014 Incentive Plan, achievement of the performance goals at less than target level will result in a decreasing amount until the achievement fails to meet the minimum performance goals, at which point the executive officer is entitled to no incentive pay such that there is no “threshold” level of achievement. See the column entitled “Non-Equity Incentive Plan” of the Summary Compensation Table for the amounts actually paid under the 2014 Incentive Plan. For explanation of the 2014 Incentive Plan, including the July 30, 2014 amendments to reallocate the incentive pay opportunity for Messrs. Black and Stewart exclusively to our retained software business for the second half of 2014, refer to the description beginning on page 19 of this proxy statement under the heading of Compensation Discussion and Analysis entitled “2014 Compensation Elements and Determinations.”
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(2)	Represents pay that may be earned by Messrs. Black and Stewart under the LTI Program, which incentive pay amounts were payable on March 1, 2014 based on 2013 performance and on March 1, 2015 based on 2014 performance, and are payable on July 1, 2015 based upon the average of 2013 and 2014 performance. See the column entitled “Non-Equity Incentive Plan” of the Summary Compensation Table for the amounts actually paid based on 2013 performance and based on 2014 performance under the LTI Program. Under the matrices associated with the LTI Program, achievement of the performance goals at less than target level will result in a decreasing amount until the achievement fails to meet the minimum performance goals, at which point the executive officer is entitled to no payment under the LTI Program. In this way, there is no payout at a “threshold” or “minimum” level of achievement. The incentive pay amounts under the LTI Program cannot exceed five times the target amount no matter how much performance exceeds the maximum performance goals. For explanation of the LTI Program, including the July 30, 2014 amendments to reallocate the incentive pay opportunity for Messrs. Black and Stewart exclusively to our retained software business for 2014, refer to the description beginning on page 22 of this proxy statement under the heading of Compensation Discussion and Analysis entitled “2014 Compensation Elements and Determinations.”
(3)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 4 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning option awards outstanding to the named executive officers at December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (1)
Sherman L. Black	200,000	―	$14.10	04/01/2016
	50,000	―	$17.34	01/01/2017
	12,375	4,125	$14.68	05/11/2018
	24,750	8,250	$11.17	11/01/2018
James R. Stewart	65,000	―	$16.77	08/02/2017
	4,500	1,500	$14.68	05/11/2018
	9,000	3,000	$11.17	11/01/2018
Vern Hanzlik	50,000	50,000	$6.62	11/26/2019
	25,000	25,000	$6.92	12/10/2019
(1)	Options vest and become exercisable in equal installments on the first four anniversaries of the date of grant and the expiration date of each option is the seven-year anniversary of the date of grant of such option.

The following table sets forth certain information concerning stock awards outstanding to the named executive officers at December 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Sherman L. Black	11,550	$157,889
James R. Stewart	24,200	$330,814
Vern Hanzlik	35,000	$478,450
(1)	Value based on a share price of $13.67, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 31, 2014.

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2014 Options Exercised and Stock Vested

The following table sets forth certain information concerning options exercised and stock awards vested during 2014 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Sherman L. Black	—	—	11,550	$166,513
James R. Stewart	—	—	4,200	$60,550
Vern Hanzlik	—	—	5,000	$67,000
(1)	For option awards, represents the difference between the exercise price and the fair market value of our common stock on the respective dates of exercise and for stock awards, represents the number of shares vested multiplied by the fair market value of our stock on the vesting date.

Employment Arrangements with Named Executive Officers and Post-Employment Compensation

Our practice has been to enter into a standard form of letter agreement relating to severance and change in control benefits (the “letter agreement”) with each person appointed by the Board as an executive officer. Messrs. Black and Stewart were parties to the letter agreement during 2014 and, when he became an executive officer in March 2014, Mr. Hanzlik also became a party to the letter agreement.

The terms “cause,” “good reason,” and “change in control,” used in the letter agreement are defined as follows:

Term	Definition
Cause

•        The failure by the executive officer to use his or her best efforts to perform the material duties and responsibilities of his or her position or to comply with any material policy or directive Qumu has in effect from time to time, provided the executive officer shall have received notice of such failure and have failed to cure the same within thirty days of such notice.

•        Any act on the part of the executive officer which is harmful to the reputation, financial condition, business or business relationships of Qumu, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Qumu employee or harmful to the reputation or business relationships of the executive officer.

•        A material breach of the executive officer’s fiduciary responsibilities to Qumu, such as embezzlement or misappropriation of Qumu funds, business opportunities or properties, or to any of our customers, vendors, agents or employees.

•        Conviction of, or guilty plea or nolo contendere plea by the executive officer to a felony or any crime involving moral turpitude, fraud or misrepresentation.

•        A material breach of the executive officer’s Nondisclosure and Noncompetition Agreement with Qumu.

Good Reason

Good Reason for the twelve month period following a Change in Control shall mean, without your express written consent, any of the following:

(i) a material diminution of your authority, duties or responsibilities with respect to your position immediately prior to the Change in Control, or

(ii) a material reduction in your base compensation as in effect immediately prior to the Change in Control;

(iii) a material reduction in your opportunity to earn a cash bonus under the annual short-term incentive compensation plan of Qumu in which you participate as in effect immediately prior to the Change in Control (for the avoidance of doubt, specifically excluding any reduction in your opportunity to earn a cash bonus under any long-term incentive compensation plan of Qumu in which you participate);

(iv) a material reduction in the authority of the person to whom you report (or a change in your reporting directly to the Board of Directors, if applicable);

(v) a material change in the geographic location at which you must perform services for Qumu; and

(vi) any other action or inaction that constitutes a material violation of this Agreement by Qumu;

provided that no such termination for Good Reason shall be effective unless: (A) you provide written notice to the Chair of the Board of Directors of the existence of a condition specified in paragraphs (i) through (v) above within 90 days of the initial existence of the condition; (B) Qumu does not remedy such condition within 30 days of the date of such notice; and (C) you terminate your employment within 90 days following the last day of the remedial period described above.

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Term	Definition
Change in Control

Change in Control of Qumu shall mean a change in control which would be required to be reported in response to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Qumu is then subject to such reporting requirement, including without limitation, if:

•        any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Qumu representing 20% or more of the combined voting power of Qumu’s then outstanding securities (other than an entity owned 50% or greater by Qumu or an employee pension plan for the benefit of the employees of Qumu);

•        there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this letter agreement, constituted the Board of Directors of Qumu; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or

•        Qumu disposes of at least 75% of its assets, other than (X) to an entity owned 50% or greater by Qumu or any of its subsidiaries, or to an entity in which at least 50% of the voting equity securities are owned by the shareholders of Qumu immediately prior to the disposition in substantially the same percentage or (Y) as a result of a bankruptcy proceeding, dissolution or liquidation of Qumu.

The letter agreement provides that if the executive officer’s employment is terminated without cause (other than during the twelve month period following a change in control), the executive will be entitled to payments of the executive officer’s regular base salary for a period of twelve months. The executive officer will also be paid an amount equal to the average of the prior three calendar years’ short-term incentive bonus amount received by the executive. The short-term incentive bonus amount will be paid in twelve equal installments consistent with our regular payroll practices. We also will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of: (A) twelve months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates.

On February 21, 2013, we entered into LTI Agreements with Messrs. Black and Stewart under the LTI Program that are summarized above under “Executive Compensation – Compensation Discussion and Analysis – 2013 Compensation Elements and Determinations – LTI Program.” The LTI Agreements were adopted under the 2007 Plan and incorporate the definition of “Change in Control” from the 2007 Plan, which is the same as the definition used in the letter agreement described above. The LTI Agreements incorporate the definition of “Cause” from the letter agreement described above.

Under the LTI Agreements with Messrs. Black and Stewart, if the executive’s employment is terminated by us without cause (other than in connection with a change in control), we will pay the executive the LTI incentive pay amounts as follows (subject to the execution and delivery of a general release and continued compliance with the nondisclosure and noncompetition agreement) in a lump sum no later than the first regular payroll date following the date of termination:

•	For Mr. Black, an amount equal to the LTI incentive pay based upon the achievement of the performance measures, as determined by the Compensation Committee, for each year of the performance periods completed prior to the termination or if any year of the performance periods is not completed, assuming the matrix performance factors were 1.0 for that year.
•	For Mr. Stewart, an amount equal to the full amount of the time portion and the amount of the performance portion based upon the achievement of performance measures, as determined by the Compensation Committee, for each year of the performance periods completed prior to the termination or if any year of the performance periods is not completed, assuming the matrix performance factors were 1.0 for that year.
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If the employment of Messrs. Black, Stewart or Hanzlik was terminated without cause as of December 31, 2014, we estimate that the value of the benefits under his respective agreements would have been as set forth below based upon his salary for 2014, an amount equal to the average of the short-term incentive amounts for the prior three completed calendar years prior to December 31, 2014 (2013, 2012 and 2011) for Messrs. Black and Stewart and two completed calendar years prior to December 31, 2014 for Mr. Hanzlik, which are the years during which he was employed by us. For Messrs. Black and Stewart, the LTI Incentive Pay amounts are those amounts that would otherwise be payable in March 2015 and July 2015 based upon the LTI matrix performance factor for 2014 of 0.9983x (actual) and LTI matrix performance factor for 2013 of 1.5555x (actual).

	Termination Without Cause
Executive Officer	Base Salary Payments	Annual Incentive Payments	LTI Incentive Pay	Insurance Premiums
Sherman L. Black	$375,000	$322,495	$1,331,944	$17,399
James R. Stewart	$295,000	$144,905	$483,199	$10,809
Vern Hanzlik	$325,000	$199,375	―	$18,414

Under the LTI Agreements, if a change in control occurs, we will pay Messrs. Black and Stewart the following LTI Program incentive pay amounts in a lump sum no later than the first regular payroll date following the date of the change in control:

•	For Mr. Black, an amount equal to the LTI Program incentive pay based upon the achievement of performance measures during the performance periods, whether or not completed, as determined by the Compensation Committee.
•	For Mr. Stewart, an amount equal to the full amount of the time portion and the amount of the performance portion based upon the achievement of performance measures during the performance periods, whether or not completed, as determined by the Compensation Committee.

Additionally, under the 2007 Plan, all stock options held by the named executive officers will immediately vest upon a change in control and if the agreements effectuating the change in control do not provide for the assumption or substitution of restricted stock awards, the restrictions will lapse on the restricted stock to the extent these restrictions have not already lapsed under the terms of the restricted stock award agreement.

Under the letter agreements, if a change in control occurs, but the named executive officer’s employment is not terminated within twelve months of the change in control, the executive is not entitled to any payment or benefit under the letter agreements.

If a change in control occurred as of December 31, 2014, we estimate that the value of the benefits to Messrs. Black, Stewart and Hanzlik under the 2007 Plan and the LTI Agreements would have been as set forth below based upon his respective stock option and restricted stock holdings at December 31, 2014. For Messrs. Black and Stewart, the LTI Incentive Pay amounts are those amounts that would otherwise be payable in March 2015 and July 2015 based upon the LTI matrix performance factor for 2014 of 0.9983x (actual) and LTI matrix performance factor for 2013 of 1.5555x (actual).

	Change in Control (Without Termination of Employment)
Executive Officer	LTI Incentive Pay	Value of Accelerated Vesting of Stock Options (1)	Value of Accelerated Lapse of Restrictions on Restricted Stock (1)
Sherman L. Black	$1,331,944	$20,625	$157,889
James R. Stewart	$483,199	$7,500	$330,814
Vern Hanzlik	―	$521,250	$478,450
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(1)	Value based on a share price of $13.67, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 31, 2014. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated. Value of accelerated lapse of restricted stock is determined by multiplying the closing share price by the number of restricted stock whose lapse of restrictions is accelerated.

The letter agreement provides that if a change in control occurs and within twelve months of the change in control the named executive officer’s employment is terminated by us without cause or by the executive for good reason, we must pay the executive a cash severance payment. The severance payment is payable within sixty days of the date of termination and will be equal to 100% of the sum of the executive’s annual base salary and his “target bonus” in effect on such date (without giving effect to any reduction that results in the executive’s termination for good reason). The “target bonus” is the cash amount under all our short-term annual incentive compensation plans in which the executive participates, waiving any condition for payment to the executive and assuming that the performance goals for the period were achieved at the 100% level. We will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of: (A) twelve months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates.

As stated above, the LTI Agreements with Messrs. Black and Stewart require us to pay the LTI incentive pay amounts upon a change in control, including if his employment is terminated by us. Also as stated above, under the 2007 Plan all stock options held by the executive will immediately vest upon a change in control and if the agreements effectuating the change in control do not provide for the assumption or substitution of restricted stock awards, the restrictions will lapse on the restricted stock to the extent these restrictions have not already lapsed under the terms of the restricted stock award agreement.

If, within twelve months of a change in control, the employment of Messrs. Black, Stewart and Hanzlik was terminated without cause or for good reason as of December 31, 2014, we estimate that the value of the benefits under the letter agreements, LTI Agreements and the 2007 Plan to a named executive officer would have been as set forth below based upon (i) his salary for 2014, (ii) target incentive pay for 2014, (iii) for the LTI Program for Messrs. Black and Stewart, the LTI Incentive Pay amounts are those amounts that would otherwise be payable in March 2015 and July 2015 based upon the LTI matrix performance factor for 2014 of 0.9983x (actual) and LTI matrix performance factor for 2013 of 1.5555x (actual), and (iv) his respective stock option and restricted stock holdings at December 31, 2014.

	Termination Without Cause or For Good Reason Within 12 Months of a Change in Control
Executive Officer	Severance Payments	Insurance Premiums	LTI Incentive Pay	Value of Accelerated Vesting of Stock Options (1)	Value of Accelerated Lapse of Restrictions on Restricted Stock (1)
Sherman L. Black	$712,500	$17,399	$1,331,944	$20,625	$157,889
James R. Stewart	$457,250	$10,809	$483,199	$7,500	$330,814
Vern Hanzlik	$536,250	$18,414	―	$521,250	$478,450
(1)	Value based on a share price of $13.67, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 31, 2014. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated. Value of accelerated lapse of restricted stock is determined by multiplying the closing share price by the number of restricted stock whose lapse of restrictions is accelerated.

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These salary continuation and change in control benefits are conditioned upon the named executive officer’s execution of a general release and compliance with a nondisclosure and non-competition agreement. Further, in the event that the vesting of options upon a change in control, together with all other benefits provided by the letter agreement or the LTI Agreement, would result in all or a portion of such amount being subject to excise tax then the executive will be entitled to either the full amount of the payments or value of benefits under the letter agreement and the LTI Agreement or such lesser amount as determined by us that would result in no portion of the payment being subject to excise tax, whichever results in the receipt by the named executive officer of the greatest amount on an after-tax basis. In calculating the amounts described above, we assumed that the full amount of the payments or value of benefits under the letter agreement and the LTI Agreement would provide the greatest after-tax benefit to the named executive officers.

Additionally, if the amounts payable under the letter agreement would be subject to the requirements of Section 409A of the Internal Revenue Code, we may amend the letter agreement as we may determine, including to delay the start of any payment as provided in the letter agreement, amend the definition of change in control, and amend the definition of disability. In the event any such payment is so delayed, the amount of the first payment to the executive officer will be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided. We may also amend any provision of the LTI Agreements pertaining to a payment of non-qualified deferred compensation to comply with Section 409A of the Internal Revenue Code in the least restrictive manner necessary without any diminution in the value of payments to the executive. In calculating the amounts described above, we assumed that no amount payable to the named executive officers under the letter agreement or LTI Agreement is subject to the requirements of Section 409A of the Internal Revenue Code.

If the named executive officer resigns (other than for good reason during the twelve month period following a change in control), if we terminate the named executive officer’s employment for cause, or if the named executive officer’s employment terminates as a result of death or disability, the named executive officer is entitled to receive the named executive officer’s base salary accrued but unpaid as of the date of termination, but is not entitled to receive any salary continuation benefit thereafter.

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PROPOSAL 2:
ADVISORY VOTE ON Named EXECUTIVE Officer COMPENSATION

Our Board of Directors has determined that an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) will be held annually until the next time shareholders are required to cast an advisory vote on the frequency of the say-on-pay vote. Accordingly, we are asking our shareholders to cast an advisory vote on named executive officer compensation at this 2015 Annual Meeting.

During 2014, we continued the process of transforming Qumu into a high growth software company, with the sale of our disc publishing business on July 1, 2014 representing a significant milestone in this process. The Compensation Committee believes that this transformation was supported by performance based compensation programs in effect for 2014, including the 2014 Incentive Plan and the LTI Program, and by the changes made to those programs in 2014. Prior to the sale of the disc publishing business, the 2014 Incentive Plan and the 2014 performance goals under the LTI Program weighted the performance of our software business at 75%, placing appropriately greater emphasis the business what would most impact our future growth. Following the sale, the Compensation Committee reallocated the disc publishing incentive opportunity under the 2014 Incentive Plan for the second half of 2014 and reallocated all of the potential incentive opportunity under the LTI Program for 2014 exclusively to our software business, but without changing any of the metrics or performance goals relating to the retained software business. This reallocation was designed to encourage management focus on capitalizing on the significant market opportunity for our software business and reinforce the expectation of continued high performance in our software business. Performance based compensation accounted for 63.4% of the total compensation in 2014 to our Chief Executive Officer.

Shareholders are encouraged to read the Executive Compensation section of this proxy statement for a more detailed discussion of our executive compensation programs, including information about 2014 compensation of our named executive officers. Shareholders are also encouraged to read “Executive Compensation – Compensation Discussion and Analysis – Consideration of 2014 Say-on-Pay Vote” for an explanation of the impact of last year’s say-on-pay vote.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Qumu Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in Qumu’s proxy statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the compensation tables and any related material disclosed in this proxy statement.

Approval of this Proposal 2 requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on this Proposal 2. Pursuant to the Dolphin Agreement, Dolphin will vote all of the shares of our common stock that it beneficially owns in favor of this Proposal 2. Proxies will be voted in favor of this proposal unless otherwise indicated.

While this vote is advisory, and not binding on the Compensation Committee or the Board of Directors, it will provide valuable information to us that the Compensation Committee will be able to consider when determining executive compensation philosophy, policies and practices for the remainder of 2015 and beyond.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 2: Advisory Vote on Executive Compensation

_______________________

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DIRECTOR COMPENSATION

Our non-employee directors received the following amounts for Board and committee service during 2014:

•	an annual retainer of $38,000;
•	an additional retainer of $16,000 for our non-executive Chairman of the Board, currently Robert F. Olson;
•	an annual retainer of $6,000, $4,000 and $3,000 for members of the Audit, Compensation and Governance Committees, respectively; and
•	an additional annual retainer of $8,000, $8,000 and $3,000 for the chairs of the Audit, Compensation and Governance Committees, respectively.

For directors who are not employees, the 2007 Plan provides for a grant of a discretionary number of shares of restricted stock, restricted stock units, or non-qualified stock options or a combination of any on each director’s election and re-election at the annual shareholder meeting, not to exceed 25,000 shares. Under this provision of the 2007 Plan, each non-employee director elected or re-elected at the 2014 Annual Meeting, Messrs. Benveniste, Fishback, Madison, Olson, Orlando, Quist, and Reissner, and Ms. Nelson, received 5,000 restricted stock units. Each restricted stock unit represents a contingent right to receive one share of our common stock. The restricted stock units vest in full on the first business day prior to the Annual Meeting of Shareholders next following the date of grant provided the director continues to provide services to us on that date, subject to certain exceptions. Directors may elect to defer receipt of the shares to the earlier of January 1 of the 3rd to 10th year following the date of grant or the first January 1 following the date of separation of service from Qumu. Any restricted stock units the director does not elect to defer will be paid within 90 days following the date the restricted stock units first vest.

On February 18, 2015 the Compensation Committee recommended and the Board approved an award of restricted stock units under the 2007 Plan to each non-employee director elected or re-elected at the Annual Meeting. The grant date will be the date of the Annual Meeting and the number of shares underlying the restricted stock unit award will be equal to $80,000 divided by the fair market value of our common stock on the grant date, rounded down to the nearest whole share, up to a maximum of 25,000 shares. These restricted stock units will be subject to the same vesting terms and deferral option as the restricted stock units granted in connection with the 2014 Annual Meeting.

In connection with the election of Daniel R. Fishback to the Board on December 10, 2013, the Compensation Committee recommended and the Board of Directors approved an award to Mr. Fishback of 7,500 shares of restricted stock under the 2007 Plan, which was granted on May 2, 2014, the first day trades were permitted under our Policy Regarding Buying and Selling Securities – Insider Trading. The restrictions on the restricted stock lapsed on the one year anniversary of Mr. Fishback’s election to the Board.

The following table shows the cash and other compensation paid by us to each of our directors for 2014. Sherman L. Black, who is a director and an executive officer, received no compensation as a director during 2014. Justin A. Orlando originally joined the Board in March 2013 pursuant to a March 2013 agreement with Dolphin. The March 2013 agreement terminated by its terms and Mr. Orlando was nominated for election at the Annual Meeting without regard to any agreement with any person. For a portion of 2014, the retainers for Mr. Orlando’s service were paid to Dolphin at Mr. Orlando’s direction and are reflected below.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Lawrence M. Benveniste	$50,500	$76,250	$126,750
Daniel R. Fishback	$48,000	$175,475	$223,475
Thomas F. Madison	$50,000	$76,250	$126,250
Kimberly K. Nelson	$51,000	$76,250	$127,250
Robert F. Olson	$56,000	$76,250	$132,250
Justin A. Orlando	$33,750	$76,250	$110,000
Steven M. Quist	$53,000	$76,250	$129,250
James L. Reissner	$55,000	$76,250	$131,250
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(1)	Represents cash retainer and meeting fees for 2014 as described above.
(2)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 4 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K for the year ended December 31, 2014.

The aggregate number of shares underlying stock options outstanding at December 31, 2014 held by directors was: Mr. Benveniste, 49,500 shares; Mr. Black, 299,500 shares; Mr. Fishback, no shares; Mr. Madison 49,500 shares; Ms. Nelson, no shares; Mr. Olson, no shares; Mr. Orlando, no shares; Mr. Quist, 49,500 shares; and Mr. Reissner, 49,500 shares. Each of these directors, with the exception of Mr. Black, also held 5,000 unvested restricted stock units as of December 31, 2014 that will vest on May 11, 2015, the first business day prior to this Annual Meeting, subject to deferral elections described above.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of 2014, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct or indirect material interest. Our Code of Ethics and Business Conduct, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions. Requests for waivers by our executive officers and directors from the provisions of, or requests for consents by our executive officers and directors under, our Code of Ethics and Business Conduct must be made to the Audit Committee.

We have adopted a related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest.  Through the policy, the Audit Committee has also identified and pre-approved certain transactions with related persons, including:

•	employment of executive officers, director compensation to be reported in our proxy statement;
•	payment of ordinary expenses and business reimbursements;
•	transactions with related companies in which the dollar amount does not exceed $120,000 if the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that other company’s shares;
•	charitable contributions in which the dollar amount does not exceed $10,000 or 2% of the charitable organization’s receipts where a related party’s only relationship to the charity is as an employee (other than an executive officer) or a director;
•	payments made under our articles of incorporation, bylaws, insurance policies or other agreements relating to indemnification;
•	transactions in which our shareholders receive proportional benefits; and
•	transactions that involve competitive bid, banking transactions and transactions where the terms of which are regulated by law or governmental authority.

The Audit Committee must approve any related person transaction subject to this policy before commencement of the related party transaction.  If pre-approval is not feasible, the Audit Committee may ratify, amend or terminate the related person transaction.  The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to us;
•	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	whether the related party transaction is material to us;
•	the role the related party has played in arranging the transaction;
•	the structure of the related party transaction;
•	the interests of all related parties in the transaction;
•	the extent of the related party’s interest in the transaction; and
•	whether the transaction would require a waiver of our Code of Ethics and Business Conduct.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the Audit Committees deems appropriate.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors and officers, and any beneficial owner of more than 10% of a class of our equity securities, are required to report their ownership of our equity securities and any changes in such ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any delinquent filing of such reports and any failure to file such reports during the year ending December 31, 2014.

Based upon information provided by our officers and directors, we believe that all officers, directors and 10% shareholders filed all reports on a timely basis in year 2014.

PROPOSAL 3:
Ratification OF INDEPENDENT registered PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015 and to perform other appropriate audit-related and tax services. While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit Committee is submitting the reappointment of KPMG LLP as our independent registered public accounting firm for ratification. In the event the shareholders do not ratify the reappointment of KPMG LLP, the Audit Committee will reconsider the selection.

The affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote is required to approve the ratification of the appointment of the independent public accounting firm, provided that the total number of shares that vote on the proposal represent a majority of our shares outstanding on the record date. Pursuant to the Dolphin Agreement, Dolphin will vote all of the shares of our common stock that it beneficially owns in favor of this Proposal 3. Proxies will be voted in favor of this proposal unless otherwise indicated.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 3: Ratification of the Appointment of KPMG LLP
_______________________

RELATIONSHIP WITH INDEPENDENT registered PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as its independent registered public accounting firm for Qumu’s year ending December 31, 2015 and has asked the shareholders to ratify such appointment. Representatives of KPMG LLP, which has served as our independent auditors since 1989, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Accountant Fees and Services

The following is an explanation of the fees billed to us by KPMG LLP for professional services rendered for the years ended December 31, 2014 and December 31, 2013, which totaled approximately $1,135,200 and $896,288, respectively.

Audit Fees. The aggregate fees billed or estimated to be billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-Q, work relating to our internal controls over financial reporting and the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the years ended December 31, 2014 and December 31, 2013 totaled approximately $891,500 and $755,175, respectively.

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Audit-Related Fees. Fees billed to us for assurance and related professional services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees” totaled $7,013 for the year ended December 31, 2013. The “Audit-Related Fees” for 2013 were for advisory services associated with our response to SEC comment letters. No Audit-Related Fees were billed to us for services provided for the year ended December 31, 2014.

Tax Fees. The aggregate fees billed to us by KPMG LLP for professional services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns for the years ended December 31, 2014 and December 31, 2013 totaled approximately $243,700 and $134,100, respectively.

All Other Fees. Other than those described above, there were no other fees billed to us by KPMG LLP for the years ended December 31, 2014 or December 31, 2013.

Audit Committee Pre-Approval Procedures

We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $25,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

All of the services described above for 2014 were pre-approved by the Audit Committee or a member of the Committee before KPMG LLP was engaged to render the services.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2016 Annual Meeting of Shareholders, the proposal must be received by the Secretary of Qumu Corporation in writing at our corporate offices, 7725 Washington Avenue South, Edina, Minnesota 55439, no later than December 12, 2015.

Pursuant to our bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than December 12, 2015. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the section of this proxy statement entitled “Corporate Governance — Director Nominations” and in our bylaws. If we receive notice of a shareholder proposal after December 12, 2015, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors for our 2015 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

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OTHER BUSINESS

At the date of this proxy statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

By Order of the Board of Directors

Sherman L. Black

Chief Executive Officer

Edina, Minnesota
April 10, 2015

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QUMU CORPORATION
7725 WASHINGTON AVE. SOUTH
MINNEAPOLIS, MN 55439

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees:

01 Sherman L. Black	02 Daniel R. Fishback		03 Thomas F. Madison			04 Kimberly K. Nelson	05 Robert F. Olson
06 Justin A. Orlando

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2. Advisory vote to approve executive officer compensation.							☐	☐	☐

3. To ratify and approve the appointment of KPMG LLP as the independent registered public accounting firm for Qumu Corporation for the fiscal year ending December 31, 2015.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

0000239719_1    R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

QUMU CORPORATION Annual Meeting of Shareholders Tuesday, May 12, 2015 2:00 p.m. This proxy is solicited by the Board of Directors

The undersigned hereby appoints Sherman Black and James Stewart, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of Qumu Corporation Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, at 2:00 p.m. Central Daylight Time, on May 12, 2015 or any adjournment thereof, with all powers that the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000239719_2    R1.0.0.51160